EXHIBIT 10.65

L E A S E

LANDLORD:	KIMSCHOTT FACTORIA MALL L.L.C.
C/O KIMCO REALTY CORPORATION
3333 NEW HYDE PARK ROAD
SUITE 100
NEW HYDE PARK, NEW YORK 11042

DSW INC.
4150 EAST FIFTH AVENUE
COLUMBUS, OHIO 43219

PREMISES:	Approximately 21,223 square feet at
Factoria Mall Shopping Center, Bellevue, Washington

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LIST OF EXHIBITS:

EXHIBIT "A-1"	SITE PLAN
EXHIBIT "A-2"	LEGAL DESCRIPTION
EXHIBIT "B"	LANDLORD'S WORK
EXHIBIT "C"	TENANT'S WORK
EXHIBIT "D"	EXISTING USE EXCLUSIVES AND PROHIBITED USES
EXHIBIT "E"	EXCEPTIONS TO TENANT EXCLUSIVE
EXHIBIT "F"	INTENTIONALLY DELETED
EXHIBIT "G-1"	TENANT SIGNAGE
EXHIBIT "G-2"	TENANT IMPROVEMENTS

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L E A S E

THIS AGREEMENT OF LEASE, made this 27th day of November, 2006, by and between KIMSCHOTT FACTORIA MALL L.L.C., a Delaware limited liability company (hereinafter referred to as "Landlord"), with offices at c/o Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 11042 and DSW INC., an Ohio corporation (hereinafter referred to as "Tenant") with offices at 4150 East Fifth Avenue, Columbus, Ohio 43219.

W I T N E S S E T H:

SECTION 1.	PREMISES

(a)           Landlord, in consideration of the rents to be paid and covenants and agreements to be performed by Tenant, does hereby lease unto Tenant the premises (hereinafter referred to as the "premises" or "demised premises") in the shopping center commonly known as Factoria Mall Shopping Center, City of Bellevue, County of King and State of Washington containing approximately 529,108 square feet of leasable space (subject to change based upon redevelopment of the Center as described in Section 15(b) hereof, but in no event less than 500,000 square feet of leasable space) on approximately 41 acres (hereinafter referred to as the "Shopping Center" or “Center”).  The location, size, and area of the demised premises and of the Shopping Center shall be substantially as shown on Exhibit "A-1" attached hereto and made a part hereof subject to changes based upon the redevelopment of the Shopping Center as described in Section 15(b) hereof.  A legal description of the Shopping Center is shown on Exhibit "A-2" attached hereto and made a part hereof.  Landlord shall not (i) change the configuration of the Shopping Center behind the demised premises (east side of the Shopping Center) so as to materially adversely affect access to the “No Build Area” from the east side of the Shopping Center; or (ii) make any changes or modifications to the parking on the east side of the Shopping Center that result in a parking ratio of less than 3.5 spaces per 1,000 square feet of leasable space for the Shopping Center.  Notwithstanding the foregoing, the moving and replacement of the access points to the Shopping Center from the public rights of way on the east side of the Shopping Center shall not be deemed material and adverse provided that comparable access points are provided.  In addition to the foregoing, Landlord agrees that no modification to the Shopping Center shall (i) alter or make any changes, including any reduction or rearrangement of parking spaces, to that portion of the Shopping Center indicated on the site plan as the "Protected Area", (ii) materially or adversely interfere with truck access to the loading doors of the demised premises, (iii) materially or adversely interfere with customer access to the demised premises, or (iv) result in the construction of any buildings to that portion of the Shopping Center indicated on the site plan as "No Build Area" except as specifically permitted during the Renovation Period as set forth in Section 15 hereof.

(b)           The demised premises shall have a ground floor area of approximately 21,223 square feet with approximate dimensions of 140' x 150'.

SECTION 2.	TERM

The term of this Lease shall be for a period of fifteen (15) years, beginning on the commencement date (as hereinafter defined), except that if the commencement date shall be a day other than the first day of a month, then the period of time between the commencement date and the first day of the month next following shall be added to the term of the Lease.

SECTION 3.	COMMENCEMENT DATE

(a)           As herein used, the phrase "commencement date" shall mean the earlier of: (i) the day Tenant opens for business in the demised premises, or (ii) one hundred twenty (120) days after Landlord has delivered to Tenant possession of the demised premises as same are to be substantially completed by Landlord and ready for occupancy, as in (b) below.  Landlord agrees to deliver the demised premises to Tenant with Landlord's Work (as set forth on Exhibit "B", attached hereto and made a part hereof) completed between July 1, 2006 and October 15, 2006 (the "Delivery Period").  Landlord shall give Tenant notice (the "Estimated Delivery Notice") no later than July 1, 2006 of the status of Landlord's construction and the estimated date that Landlord shall deliver the Premises to Tenant with Landlord's Work substantially completed (the "Estimated Delivery Date").  Landlord may, but is under no obligation, to revise the Estimated Delivery Date any time prior to thirty (30) days prior to the Estimated Delivery Date (the "Final Delivery Notice Date"), by which time Landlord shall have given Tenant a final notice (the "Final Delivery Notice") of a firm delivery date (the "Final Delivery Date") upon which the Landlord's Work shall be substantially completed and the demised premises delivered to Tenant.  Upon the sending of the Final Delivery Notice, Landlord shall have no further right to modify the Final Delivery Date.  However, if Landlord has not delivered a Final Delivery Notice by the Final Delivery Notice Date, then the Estimated Delivery Notice shall be the Final Delivery Notice and the Estimated Delivery Date shall be the Final Delivery Date.  The Final Delivery Date shall not be earlier than (i) thirty (30) days after the date Tenant receives the Final Delivery Notice, or (ii) the first day of the Delivery Period.  If Landlord does not deliver the demised premises to Tenant as required herein by October 15, 2006, Tenant may defer delivery until January 2, 2007.  If Landlord does not deliver the demised premises to Tenant thereafter on or before July 1, 2007, Tenant may terminate this Lease.  Notwithstanding the foregoing, if Landlord’s failure to deliver the demised premises to Tenant on or before July 1, 2007 is due to an event of force majeure which occurs on or after May 1, 2007, Tenant may not exercise its right to terminate the Lease pursuant to this Section 3(a) for an additional ninety (90) day period.  In the event that the demised premises and Landlord's Work are not substantially completed and delivered to Tenant on or before the Final Delivery Date, the minimum rent due hereunder shall be adjusted so that, after the Rent Commencement Date, the Tenant shall receive a credit against minimum rent thereafter due Landlord equal to one (1) day of minimum rent for each day after the Final Delivery Date until delivery of the demised premises is made to Tenant consistent with the terms of this Lease, including substantial completion of the Landlord's Work (“Late Delivery Credit”).  In the event Landlord does not provide to Tenant a Final Delivery Notice as required herein and the demised premises and Landlord’s Work is not substantially completed and delivered to Tenant on or before the Final Delivery Date, the Late Delivery Credit shall not exceed One Hundred Fifty Thousand Dollars and 0/00 ($150,000.00).  Tenant shall not be obligated to accept possession of the demised premises prior to the later of (a) substantial completion of Landlord's Work, (b) the first day of the Delivery Period and (c) the Final Delivery Date.  Time is of the essence regarding all dates set forth in this Section 3(a).  Landlord shall obtain a certificate of occupancy or completion, permit or the local equivalent that is required for Landlord’s Work at the demised premises so that Tenant may obtain a building permit for Tenant’s Work and commence performance of the same.

(b)           Possession of the demised premises shall not be deemed to have been given to Tenant unless the demised premises are ready for the installation of Tenant's fixtures and finishing work by Tenant, and are free of any violation of laws, ordinances, regulations and building restrictions relating to the possession or use of or construction upon the demised premises, and until Landlord has substantially completed Landlord's Work.  Tenant shall supply Landlord with Tenant's prototypical plans and specifications, and Landlord shall prepare plans and specifications for the Premises at Landlord's expense, for Tenant's approval.  All such Landlord's Work shall be done at Landlord's expense and in compliance with all applicable federal, state and local laws, rules, regulations and code requirements.  Landlord shall obtain a certificate of occupancy or completion, permit or the local equivalent that is required for Landlord’s Work at the demised premises as part of Landlord's Work.

(c)           Prior to the date on which possession is delivered to Tenant as aforesaid, Tenant shall have the right to enter the demised premises at its own risk rent-free for the purpose of preparing for its occupancy, installing fixtures and equipment, and receiving merchandise and other property, provided that it does not unreasonably interfere with Landlord's construction activities.  All work other than that to be performed by Landlord is to be done by Tenant within ninety (90) days after the date possession of the demised premises has been delivered to Tenant, at Tenant's expense in accordance with the provisions of this Lease and as set forth in the schedule entitled Description of Tenant's Work and attached hereto as Exhibit "C" and made a part hereof.  All Tenant's Work shall be performed lien free by Tenant, in a good and workmanlike manner (employing materials of good quality) in compliance with all governmental requirements.  In the event a mechanic's lien is filed against the demised premises or the Shopping Center on account of Tenant's Work, Tenant shall discharge or bond off same within ten (10) days from the filing thereof.  If Tenant fails to discharge said lien, Landlord may bond off or pay same without inquiring into the validity or merits of such lien, and all sums so advanced shall be paid on demand by Tenant as additional rent.

(d)           From the date upon which the demised premises are delivered to Tenant for its work until the commencement date of the lease term, Tenant shall observe and perform all of its obligations under this Lease (except Tenant's obligation to operate and pay minimum rent, percentage rent and "Tenant's Proportionate Share" (defined in Section 16(c) below) of "Maintenance Costs" (defined and provided for in Section 16(b) hereof) "real estate taxes" (defined and provided for in Section 28(b) hereof) and insurance (provided for in Section 28 hereof).  In the event Tenant fails to open for business within one hundred twenty (120) days after the date possession of the demised premises has been delivered to Tenant, Landlord, in addition to any and all other available remedies, may require Tenant to pay to Landlord, in addition to all other rent and charges herein, as liquidated damages and not as a penalty, an amount equal to one-three hundred sixty five thousandths (1/365) of the annual minimum rent for each day such failure to open continues.

SECTION 4.	RENEWAL OPTIONS

(a)           Provided Tenant has fully complied with all of the terms, provisions, and conditions on its part to be performed under this Lease and is not in default under this Lease, Tenant may, by giving written notice to the Landlord at least two hundred seventy (270) days on or before the expiration of the initial term of this Lease, extend such term for a period of five (5) years upon the same covenants and agreements as are herein set forth, except that the minimum rent during the first renewal term shall be increased to Fifty-seven Thousand Seven Hundred Seventy-nine and 62/100 Dollars ($57,779.62) each month.

(b)           Provided Tenant has fully complied with all of the terms, provisions and conditions on its part to be performed under this Lease, is not in default under this Lease and has exercised its first option to renew hereunder, Tenant may, by giving written notice to the Landlord at least seventy (270) days on or before the expiration of the first extended term of this Lease, extend such term for an additional period of five (5) years upon the same covenants and agreements as the first extended term except that the minimum rent (as increased pursuant to Section 4(a) above) during this second renewal term shall be further increased to Sixty-three Thousand Five Hundred Sixty-two and 89/100 Dollars ($63,562.89) each month.

(c)           Provided Tenant has fully complied with all of the terms, provisions and conditions on its part to be performed under this Lease, is not in default under this Lease and has exercised its second option to renew hereunder, Tenant may, by giving written notice to the Landlord at least seventy (270) days on or before the expiration of the second extended term of this Lease, extend such term for an additional period of five (5) years upon the same covenants and agreements as the second extended term except that the minimum rent (as increased pursuant to Section 4(b) above) during this third renewal term shall be further increased to Sixty-nine Thousand Nine Hundred Twenty-nine and 79/100 Dollars ($69,929.79) each month.  The initial term and any renewal term(s) are hereinafter collectively referred to as the "term".

SECTION 5.	MINIMUM RENT

(a)           Tenant agrees to pay to Landlord, as minimum rent for the demised premises, equal consecutive monthly installments of Forty-three Thousand Four Hundred Eighteen and 72/100 Dollars ($43,418.72), commencing on the commencement date, and continuing on the first day of each calendar month during years one (1) through five (5) of the initial term of this Lease, monthly installments of Forty-seven Thousand Seven Hundred Fifty-one and 75/100 Dollars ($47,751.75) each calendar month during years six (6) through ten (10), and monthly installments of Fifty-two Thousand Five Hundred Twenty-six and 93/100 Dollars ($52,526.93) each calendar month during years eleven (11) through fifteen (15) of the initial term of this Lease.  All such rental shall be payable to Landlord in advance, without prior written notice or demand and without any right of deduction, abatement, counterclaim or offset whatsoever (unless specifically permitted in this Lease).  In no event shall Tenant have the right to offset more than twenty-five percent (25%) of minimum rent in any calendar month, and Tenant shall have no right to offset against any additional rent other than any percentage rent payable hereunder.  As used in this Lease, the terms  "minimum rent" and "minimum rental" mean the minimum rental set forth in this Section 5(a) as adjusted pursuant to Section 4 hereof.  As used in this Lease, the terms "rent and "rental" mean minimum rental, percentage rental, additional rental and all other sums due and owing from Tenant to Landlord under this Lease.

(b)           If the Lease term shall commence on a day other than the first day of a calendar month or shall end on a day other than the last day of a calendar month, the minimum rental for such first or last fractional month shall be such proportion of the monthly minimum rental as the number of days in such fractional month bears to the total number of days in such calendar month.

(c)           Until further notice to Tenant, all rental payable under this Lease shall be payable to Landlord and mailed to Landlord at c/o Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, New York 11042.

(d)           In the event any sums required under this Lease to be paid are not received when due, then all such amounts shall bear interest from the due date thereof until the date paid at the rate of interest equal to two percent (2%) over the prime rate in effect from time to time as established by National City Bank, Columbus, Ohio (the "Interest Rate"), and shall be due and payable by Tenant without notice or demand, Tenant shall pay the foregoing interest thereon in addition to all default remedies of Landlord pursuant to Section 34 below.

(e)           Notwithstanding anything herein contained to the contrary, Tenant shall initially pay to Landlord as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a) above, Five Dollars and 03/100 ($5.03) per square foot, payable in equal monthly installments of Eight Thousand Eight Hundred Ninety-five and 97/100 Dollars ($8,895.97), as the estimated monthly amount of Tenant's Proportionate Share of Maintenance Costs (provided for in Section 16 hereof), real estate taxes (provided for in Section 28 hereof) and insurance (provided for in Section 29 hereof).  Tenant's Proportionate Share of Maintenance Costs shall not exceed Two Dollars and 25/100 cents ($2.25) per square foot in the first lease year.

SECTION 6.	PERCENTAGE RENT

(a)           Beginning with the first lease year, Tenant shall pay to the Landlord, in addition to minimum rent, upon the conditions and at the times hereinafter set forth, percentage rent equal to two percent (2%) of Tenant's gross sales (as hereinafter defined) in excess of the number obtained by dividing (a) minimum rent for the applicable lease year by (b) the number .04.  The annual percentage rent shall be paid by Tenant to the Landlord within ninety (90) days after the end of each lease year.  Each such payment shall be accompanied by a statement signed by an authorized representative of Tenant setting forth Tenant's gross sales for such lease year.  For purposes of permitting verification by the Landlord of the gross sales reported by Tenant, the Landlord shall have the right, not more than one (1) time per lease year, upon not less than five (5) business days notice to Tenant, to audit during normal business hours in Tenant's corporate office, Tenant's books and records relating to Tenant's gross sales for a period of two (2) years after the end of each lease year.  Landlord agrees that no contingency fee auditor shall be employed by Landlord for the purpose of conducting any such audit.  If such an audit reveals that Tenant has understated its gross sales by more than three percent (3%) for any lease year, Tenant, in addition to paying the additional percentage rent due, shall pay the reasonable cost of the audit within thirty (30) days of Tenant's receipt of Landlord's demand for the same and copies of all bills or invoices on which such cost is based.

(b)           For purposes hereof, a lease year shall consist of a consecutive twelve (12) calendar month period commencing on the commencement of the term of this Lease; provided, however, that if this Lease commences on a day other than the first day of a calendar month, then the first lease year shall consist of such fractional month plus the next succeeding twelve (12) full calendar months, and the last lease year shall consist of the period commencing from the end of the preceding lease year and ending with the end of the term of the Lease, whether by expiration of term or otherwise.  In the event percentage rental shall commence to accrue on a day other than the first day of a lease year, the percentage rental for such lease year shall be adjusted on a pro rata basis, based upon the actual number of days in such lease year.

(c)           Each lease year shall constitute a separate accounting period, and the computation of percentage rental due for any one period shall be based on the gross sales for such lease year.

(d)           The term "gross sales" as used in this Lease is hereby defined to mean the gross dollar aggregate of all sales or rental or manufacture or production of merchandise and all services, income and other receipts whatsoever of all business conducted in, at or from any part of the demised premises, whether for cash, credit, check, charge account, gift or merchandise certificate purchased or for other disposition of value regardless of collection.  Should any departments, divisions or parts of Lessee's business be conducted by any subleases, concessionaires, licensees, assignees or others, then there shall be included in Lessee's gross sales, all "gross sales" of such department, division or part, whether the receipts be obtained at the demised premises or elsewhere in the same manner as if such business had been conducted by Lessee.  Gross sales shall exclude the following: (i) any amount representing sales, use, excise or similar taxes; (ii) the amount of refunds, exchanges or returns by customers or allowances to customers.

(e)           The percentage rental, if any, shall be paid within ninety (90) days after the end of each lease year, accompanied by a statement in writing signed by Tenant setting forth its gross sales from the sale of all items for such lease year.  Tenant shall keep at its principal executive offices, where now or hereafter located, true and accurate accounts of all receipts from the demised premises.  Landlord, its agents and accountants, shall have access to such records at any and all times during regular business hours for the purpose of examining or auditing the same.  Tenant shall also furnish to Landlord any and all supporting data in its possession relating to gross sales and any deductions therefrom as Landlord may reasonably require.  Landlord agrees to keep any information obtained therefrom confidential, except as may be required for Landlord's tax returns, or in the event of litigation or arbitration where such matters are material.

(f)            Tenant shall at all times maintain accurate records which shall be available for Landlord's inspection at any reasonable time.

(g)           If Landlord, for any reason, questions or disputes any statement of percentage rental prepared by Tenant, then Landlord, at its own expense, may employ such accountants as Landlord may select to audit and determine the amount of gross sales for the period or periods covered by such statements.  If the report of the accountants employed by Landlord shall show any additional percentage rental payable by Tenant, then Tenant shall pay to Landlord such additional percentage rental plus interest at one (1) point over the prime rate, commencing on the date such percentage rentals should have been paid, within thirty (30) days after such report has been forwarded to Tenant, unless Tenant shall, within said thirty (30) day period, notify Landlord that Tenant questions or disputes the correctness of such report.  In the event that Tenant questions or disputes the correctness of such report, the accountants employed by Tenant and the accountants employed by Landlord shall endeavor to reconcile the question(s) or dispute(s) within thirty (30) days after the notice from Tenant questioning or disputing the report of Landlord's accountants.  In the event that it is finally determined by the parties that Tenant has understated percentage rent for any Lease year by three percent (3%) or more, Tenant shall pay the cost of the audit.  Furthermore, if Tenant's gross sales cannot be verified due to the insufficiency or inadequacy of Tenant's records, then Tenant shall pay the cost of the audit.  The cost of any audit resulting from failure to report percentage rent after written notification of default shall be at the sole cost of Tenant.

SECTION 7.	TITLE ENCUMBRANCES

Tenant’s rights under this Lease are subject and subordinate to those title matters set forth in Landlord’s owner’s title insurance policy issued by Chicago Title Insurance Company, being Policy No. 1141013, dated December 9, 2004.  All of the foregoing are collectively referred to herein as the “Underlying Documents” and Tenant agrees that it shall abide by the terms and conditions of the Underlying Documents.

SECTION 8.	RIGHT TO REMODEL

(a)           Tenant may, at Tenant's expense, make repairs and alterations to the interior non-structural portions of the demised premises and remodel the interior of the demised premises, excepting structural and exterior changes, in such manner and to such extent as may from time to time be deemed necessary by Tenant for adapting to the demised premises to the requirements and uses of Tenant and for the installation of its fixtures, appliances and equipment.  Any structural or exterior alteration may only be made by Tenant with the prior written approval of Landlord, which approval may be granted or withheld in Landlord's sole discretion.  All plans for any structural alterations shall be submitted to Landlord for endorsement of its approval prior to commencement of work.  Upon Landlord's request, Tenant shall be obligated, if it remodels and/or alters the demised premises, to restore the demised premises upon vacating the same. Tenant will indemnify and save harmless the Landlord from and against all mechanics liens or claims by reason of repairs, alterations or improvements which may be made by Tenant to the demised premises.  Inasmuch as any such alterations, additions or other work in or to the demised premises may constitute or create a hazard, inconvenience or annoyance to the public and other tenants in the Shopping Center, Tenant shall, if so directed in writing by Landlord, erect barricades, temporarily close the demised premises, or affected portion thereof, to the public or take whatever measures are necessary to protect the building containing the demised premises, the public and the other tenants of the Shopping Center for the duration of such alterations, additions or other work.  If Landlord determines, in its sole judgment, that Tenant has failed to take any of such necessary protective measures, and Tenant fails to cure same within ten (10) days after notice thereof, Landlord may do so and Tenant shall reimburse Landlord for the cost thereof within ten (10) days after Landlord bills Tenant therefor.

(b)           All such work, including Tenant's Work pursuant to Exhibit "C" shall be performed lien free by Tenant.  In the event a mechanic's lien is filed against the premises or the Shopping Center, Tenant shall discharge or bond off same within ten (10) days from the filing thereof.  If Tenant fails to discharge said lien, Landlord may bond off or pay same without inquiring into the validity or merits of such lien, and all sums so advanced shall be paid on demand by Tenant as additional rent.

SECTION 9.	UTILITIES

(a)           The Tenant agrees to be responsible and pay for all public utility services rendered or furnished to the demised premises during the term hereof, including, but not limited to, heat, water, gas, electric, steam, telephone service and sewer services, together with all taxes, levies or other charges on such utility services when the same become due and payable.  Landlord will separately meter utilities prior to delivery.  Landlord shall provide, or cause to be provided, all such utility services to the premises during the term of this Lease.  Tenant shall be responsible for all utility services and costs inside the premises.  Landlord shall not be liable for the quality or quantity of or interference involving such utilities unless due directly to Landlord's negligence.

(b)           During the term hereof, whether the demised premises are occupied or unoccupied, Tenant agrees to maintain heat sufficient to heat the demised premises so as to avert any damage to the demised premises on account of cold weather.

SECTION 10.	GLASS

The Tenant shall maintain the glass part of the demised premises, promptly replacing any breakage and fully saving the Landlord harmless from any loss, cost or damage resulting from such breakage or the replacement thereof.

SECTION 11.	PERSONAL PROPERTY

The Tenant further agrees that all personal property of every kind or description that may at any time be in or on the demised premises shall be at the Tenant's sole risk, or at the risk of those claiming under the Tenant, and that the Landlord shall not be liable for any damage to said property or loss suffered by the business or occupation of the Tenant caused in any manner whatsoever.

SECTION 12.	RIGHT TO MORTGAGE

(a)           Landlord reserves the right to subject and subordinate this Lease at all times to the lien of any deed of trust, mortgage or mortgages now or hereafter placed upon Landlord's interest in the demised premises; provided, however, that no default by Landlord, under any deed of trust, mortgage or mortgages, shall affect Tenant's rights under this Lease, so long as Tenant performs the obligations imposed upon it hereunder and is not in default hereunder, and Tenant attorns to the holder of such deed of trust or mortgage, its assignee or the purchaser at any foreclosure sale.  Any such subordination shall be contingent upon Tenant receiving a commercially reasonable non-disturbance agreement.  It is a condition, however, to the subordination and lien provisions herein provided, that Landlord shall procure from any such mortgagee an agreement in writing, which shall be delivered to Tenant or contained in the aforesaid subordination agreement, providing in substance that so long as Tenant shall faithfully discharge the obligations on its part to be kept and performed under the terms of this Lease and is not in default under the terms hereof, its tenancy will not be disturbed nor this Lease affected by any default under such mortgage.  Landlord represents and warrants that, as of the commencement date, there shall be no mortgages, ground leases or other encumbrances that could dispossess Tenant's leasehold interest hereunder (collectively, "Mortgages") on Landlord's fee title to the Center other than that certain Deed of Trust and Security Agreement and Fixture Filing and Assignment of Leases and Rents which were filed in King County, Washington, on June 15, 2005, between Massachusetts Mutual Life Insurance Company, as mortgagee, and Landlord, as mortgagor.  Landlord agrees that Tenant's obligations hereunder shall be contingent upon Tenant entering into a commercially reasonable subordination, non-disturbance and attornment agreement ("SNDA") with such Mortgage holder on or before the commencement date.  Further, in the event the conditions set forth herein are not satisfied, Tenant shall have the right to terminate this Lease upon delivery of notice of such election to Landlord any time after the commencement date but prior to Landlord's satisfaction of the conditions set forth herein.  In any event, Tenant shall have no obligations hereunder, specifically including the obligation to pay rent, until the conditions set forth herein are satisfied.

(b)           Wherever notice is required to be given to Landlord pursuant to the terms of this Lease, Tenant will likewise give such notice to any mortgagee of Landlord's interest in the demised premises upon notice of such mortgagee's name and address from Landlord.  Furthermore, such mortgagee shall have the same rights to cure any default on the part of Landlord that Landlord would have had.

SECTION 13.	SUBLEASE OR ASSIGNMENT

(a)           Tenant may assign Tenant's interest in this Lease or sublet all or any portion of the demised premises to a nationally recognized retailer (defined as a retailer with at least fifty (50) retail stores in the United States) or regionally recognized retailer (defined as a retailer with at least five (5) retail stores in the State of Washington) customarily found in similar shopping centers without Landlord's consent.  Any other assignment or subletting not specifically provided for in this Section 13 shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Landlord’s review of the proposed assignee or subtenant shall be limited to business reputation, business experience, a retail use compatible with then existing tenant mix of the Shopping Center, and financial ability to perform its obligations under this Lease or the proposed sublease, as the case may be.  In any such event, Tenant shall remain fully and primarily liable hereunder.  Tenant's right to assign or sublet shall be subject to those exclusives and prohibited uses set forth on Exhibit "D" attached hereto and made a part hereof, which are the exclusives and prohibited uses in effect for the Shopping Center as of the date hereof, for so long as and to the extent said exclusives and prohibited uses are still in full force and effect, as well as exclusives and prohibited uses hereafter granted for tenants leasing more than 15,000 square feet of space elsewhere within the Shopping Center, for so long as and to the extent said exclusives are still in full force and effect.

In the event Tenant desires to assign the Lease and such assignment requires Landlord’s prior written consent, then Landlord shall within fifteen (15) business days of receipt of Tenant’s written notice to Landlord requesting such consent, either consent to such assignment, or elect to terminate the Lease effective sixty (60) days after notice of such election to terminate.  In the event Landlord terminates the Lease pursuant to this Section 13(a), (i) then effective upon such termination date, neither party shall have any further rights or liabilities hereunder arising after such termination date, and (ii) Tenant shall have the right to nullify such termination by withdrawing its assignment request within ten (10) days after receiving Landlord’s termination notice and continuing as the direct tenant/occupant hereunder.

(b)           Tenant may, without the consent of Landlord, (i) grant licenses and/or concessions within the demised premises or (ii) assign or sublet all or any portion of the demised premises to (a) any parent, affiliate or subsidiary corporation of Tenant; (b) a transferee or successor by merger, consolidation or acquisition of Tenant or its parent or subsidiary; or (c) a transferee with a good business reputation who is acquiring all or substantially all of the stores of the Tenant in the State of Washington or the assets of the Tenant, its parent or subsidiary.  Any such assignee or sublessee shall be bound by the terms of this Lease.  Tenant shall deliver to Landlord in the ordinary course of its business an instrument whereby the assignee or entity succeeding to Tenant’s interest hereunder agrees to be bound by the terms of this Lease.

In the event of any assignment of this Lease or subletting of the demised premises, in whole or in part, Tenant shall remain fully and primarily liable hereunder.

(c)           Landlord may assign Landlord's interest in this Lease without the consent of Tenant (a) to any entity to which Landlord transfers its fee interest in the demised premises provided such entity (i) agrees in writing to be bound by all the terms of this Lease and (ii) such assignment is pursuant to a bona fide arm's length transaction not designed to reduce Landlord's liability or to otherwise exempt Landlord from any provision of this Lease or (b) subject to Section 12, as security for any indebtedness undertaken by Landlord.

SECTION 14.	COMMON AREAS

Common areas means all areas and facilities in the Shopping Center provided and so designated by Landlord and made available by Landlord in the exercise of good business judgment for the common use and benefit of tenants of the Shopping Center and their customers, employees and invitees.  Common areas shall include (to the extent the same are constructed), but not be limited to, the parking areas, sidewalks, landscaped areas, corridors, stairways, boundary walls and fences, incinerators, truckways, service roads, and service areas not reserved for the exclusive use of Tenant or other tenants.

SECTION 15.	OPERATION OF COMMON AREAS

(a)           Landlord shall, throughout the term hereof, operate and maintain the common areas including the parking areas for the use and benefit of the tenants of the Shopping Center and their customers and invitees.  Landlord shall at all times have exclusive control of the common areas and may at any time and from time to time: (i) promulgate, modify and amend reasonable rules and regulations for the use of the common areas, which rules and regulations shall be binding upon the Tenant upon delivery of a copy thereof to the Tenant; (ii) temporarily close any part of the common areas, including but not limited to closing the streets, sidewalks, road or other facilities to the extent necessary to prevent a dedication thereof or the accrual of rights of any person or of the public therein; (iii) exclude and restrain anyone from the use or occupancy of the common areas or any part thereof except bona fide customers and suppliers of the tenants of the Shopping Center who use said areas in accordance with the rules and regulations established by Landlord; and (iv) engage others to operate and maintain all or any part of the common areas, on such terms and conditions as Landlord shall, in its sole judgment, deem reasonable and proper; and (v) make such changes in the common areas as in its opinion are in the best interest of the Shopping Center, including but not limited to changing the location of walkways, service areas, driveways, entrances, existing automobile parking spaces and other facilities, changing the direction and flow of traffic and establishing prohibited areas; provided, however, Landlord shall not (i) change the configuration of the Shopping Center behind the demised premises (east side of the Shopping Center) so as to materially adversely affect access to the “No Build Area” from the east side of the Shopping Center; or (ii) make any changes or modifications to the parking on the east side of the Shopping Center that result in a parking ratio of less than 3.5 spaces per 1,000 square feet of leasable space for the Shopping Center.  Notwithstanding the foregoing, the moving and replacement of the access points to the Shopping Center from the public rights of way on the east side of the Shopping Center shall not be deemed material and adverse provided that comparable access points are provided.  In addition to the foregoing, Landlord shall be permitted to make changes to the Shopping Center to the extent necessary during the Renovation Period as set forth in Section 15(b) hereof.

(b)           Tenant acknowledges that Landlord will be renovating the Shopping Center, including the Common Areas, which renovation shall commence during the first five (5) years of the term hereof and once commenced, shall not exceed a period of three and one half (3.5) years (“Renovation Period”).  Tenant acknowledges that during the Renovation Period the parking field and accessways to the demised premises will be renovated and therefore there will be temporary interferences with same.  Notwithstanding the foregoing, during the Renovation Period, the parking for, access to or visibility or use of the demised premises shall not be interfered with by Landlord for a period of more than two hundred seventy (270) consecutive days (the “Tenant Obstruction Period”) and Landlord shall renovate the Common Areas adjacent to and in front of the demised premises in three phases during such Tenant Obstruction Period so that parking for and access to the demised premises will always be available per at least one of the three phases illustrated on the site plan attached hereto as Exhibit "A-1" and so that any renovation to any one of the three phases shall not last for more than ninety (90) consecutive days.  In the event during the Tenant Obstruction Period, Tenant’s gross sales from the demised premises are less than the comparative monthly sales from the prior year, Tenant shall be entitled to pay Landlord, in lieu of minimum rent otherwise payable hereunder, eight percent (8%) of Tenant’s gross sales from the demised premises, as calculated by Tenant using generally accepted accounting principles consistently applied.  Within thirty (30) days after the end of each month during the Tenant Obstruction Period in which Tenant exercises the foregoing right to abate minimum rent, Tenant shall deliver to Landlord a statement signed by an authorized representative of the Tenant setting forth the gross sales of Tenant during such month compared to the gross sales from the same month from the prior year and Tenant shall pay the foregoing abatement rent in lieu of the next immediately monthly payment of minimum rent due hereunder.

(c)           As part of its renovation of the Shopping Center during the Renovation Period, and subject to all governmental approvals, Landlord shall construct a means of access from Factoria Blvd to the west side of the demised premises which may or may not be as depicted on the site plan.  Upon the expiration of the Renovation Period, Landlord agrees that no modification to the Shopping Center shall (i) alter or make any changes, including any reduction or rearrangement of parking spaces, to that portion of the Shopping Center indicated on the site plan as the "Protected Area", (ii) materially or adversely interfere with truck access to the loading doors of the demised premises, (iii) materially or adversely interfere with customer access to the demised premises, or (iv) result in the construction of any buildings to that portion of the Shopping Center indicated on the site plan as "No Build Area".

(d)           Tenant shall keep all common areas free of obstructions created or permitted by Tenant.  Tenant shall permit the use of the common areas only for normal parking and ingress and egress by its customers and suppliers to and from the demised premises.  If in Landlord's opinion unauthorized persons are using any of the common areas by reason of Tenant's occupancy of the demised premises, Landlord shall have the right at any time to remove any such unauthorized persons from said areas or to restrain unauthorized persons from said areas.  Landlord, Tenant, and others constructing improvements or making repairs or alterations in the Shopping Center shall have the right to make reasonable use of portions of the common areas.

SECTION 16.	COMMON AREA MAINTENANCE, TENANT'S SHARE

(a)           Tenant shall initially pay to Landlord as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a), the estimated monthly amount of Tenant's Proportionate Share of the "Maintenance Costs" (as defined in Section 16(c) below)  for the operation and maintenance of the common areas as set forth in Section 5(e), Two Dollars and 25/100 cents ($2.25) per square foot, payable in equal monthly installments of Three Thousand Nine Hundred Seventy-nine and 31/100 Dollars ($3,979.31) as the estimated monthly amount of Tenant's Proportionate Share of the "Maintenance Costs" (as defined in Section 16(c) below) for the operation and maintenance of the common areas.

(b)           The Maintenance Costs for the common areas shall be computed on an accrual basis, under generally accepted accounting principles, and shall include all costs of operating, maintaining, repairing and replacing the common areas, including by way of example but not limitation: (i) cost of labor (including worker's compensation insurance, employee benefits and payroll taxes); (ii) materials, and supplies used or consumed in the maintenance or operation of the common area; (iii) the cost of operating and repairing of the lighting; (iv) cleaning, painting, removing of rubbish or debris, snow and ice, private security services, and inspecting the common areas; (v) the cost of repairing and/or replacing paving, curbs, walkways, markings, directional or other signs; landscaping, and drainage and lighting facilities; (vi) rental paid for maintenance of machinery and equipment; (vii) cost of commercial general liability insurance and property insurance for property in the common areas which are not part of the building and/or demised premises; and (viii) a reasonable allowance to Landlord for Landlord's supervision, which allowance shall not in an accounting year exceed fifteen percent (15%) of the total of all Maintenance Costs for such accounting year (all of the foregoing are collectively referred to herein as "Maintenance Costs").

Notwithstanding the foregoing, the following shall be excluded, deducted or credited from Maintenance Costs when computing Tenant's Proportionate Share of same:

(i)
Net recoveries received by the Landlord from tenants as a result of any act, omission, default or negligence or as the result of breaches by tenants of the provisions of their leases and/or other amounts received by Landlord from third parties, which recoveries and/or amounts reimburse Landlord for or reduce Maintenance Costs.

(ii)
Gross revenues from charges, if any, made for the use of the parking facilities and other Common Areas or facilities of the Center (including, without limitation, the sale or rental of advertising space).

(iii)	The cost of the land underlying and the construction of the Center, whether initially or in connection with any replacement or expansion thereof.

(iv)	The depreciation or amortization of the Center or any part thereof or any equipment or other property used in connection therewith.

(v)	The initial cost of the installation of the parking areas or facilities or the amortization or depreciation of such initial cost.

(vi)
The cost of providing or performing improvements, work or repairs to or within (a) any portion of the premises of any other tenants or occupants in the Center, (b) any other building which is not part of the Common Areas or (c) any portion of the Center the use of which is not available to the public.

(vii)	Any reserves for future expenditures or liabilities which would be incurred subsequent to the then current accounting year.

(viii)	Any bad debt loss, rent loss or reserves for bad debt or rent loss.

(ix)
Legal fees, audit fees, leasing commissions, advertising expenses and other costs incurred in connection with (a) the original development or original leasing of the Center, (b) the future re-leasing of the Center, (c) any advertising or promotion of the Center or any part thereof, and (d) disputes with other tenants or third parties.

(x)	Costs of repairing or restoring any portion of the Center damaged or destroyed by any casualty or peril.

(xi)
Costs in connection with the cleanup or removal of hazardous materials; provided, however, that Maintenance Costs may include the costs to remove Hazardous Substances from the surface of the parking lot, such as paint cans and minor motor oil spills, but excluding contamination otherwise addressed in Section 43 below and further provided that Tenant’s Proportionate Share of such costs shall not exceed Five Hundred Dollars ($500.00) in any one Lease Year.

(xii)
Net recoveries from insurance policies taken out by the Landlord to the extent that the proceeds reimburse Landlord for expenses which have previously been included or which would otherwise be included in Maintenance Costs.

(xiii)	Contributions to Maintenance Costs by tenants or occupants whose space is excluded from the denominator of the Tenant's Proportionate Share.

(xiv)
Any management costs or fees of any kind that are paid for management or supervising functions performed by the Landlord or by some other entity, whether or not the cost or fee is paid to a third party or paid to the Landlord in excess of the fifteen percent (15%) of Tenant's Proportionate Share of Maintenance Costs permitted in Section 16(b).

(xv)
Costs of a capital nature, including all capital improvements, alterations, repairs and/or replacements (for purposes of this Lease, "costs of a capital nature" shall mean the cost of any item or service the useful life of which exceeds 36 months).

(xvi)	Costs relating to the negligence of Landlord or its contractors, agents or employees or the payment of any claims or damages relating to the same.

(xvii)	Any insurance costs, except to the extent required to be paid by Tenant pursuant to Section 27.

(c)           Landlord shall maintain accurate and detailed records of all Maintenance Costs for the common areas in accordance with generally accepted accounting principles.  For purposes of this Lease, "Tenant's Proportionate Share" shall be the product of the applicable cost or expense multiplied by a fraction, the numerator of which shall be the gross leasable area (expressed in square feet) of the demised premises and the denominator of which shall be the gross leasable area (expressed in square feet) of all leasable space in the Shopping Center.  Tenant’s Proportionate Share of that portion of the Shopping Center is presently twenty-four one/hundredths percent (.24%), which amount is subject to change from time to time during the term of this Lease.

(d)           The actual amount of Tenant's Proportionate Share of all Maintenance Costs shall be computed by Landlord within one hundred eighty (180) days after the end of each accounting year (which Landlord may change from time to time).  At this time Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Maintenance Costs incurred during such accounting year and Tenant's Proportionate Share thereof (prorated for any partial Lease year, with appropriate adjustments to reflect any change in the floor area of the premises or the gross leasable area of a building occurring during such accounting year).  Any excess payments from Tenant shall be applied to the next installments of the Maintenance Costs hereunder, or refunded by Landlord.  Any underpayments by Tenant shall be paid to Landlord within thirty (30) days after receipt of such reconciliation statement.   Tenant's estimated monthly Maintenance Cost hereunder may be adjusted by written notice from Landlord.  Notwithstanding anything contained in this Section 16 to the contrary, Landlord and Tenant agree that the actual amount of Tenant's Proportionate Share of Maintenance Costs, excluding costs for snow and ice removal, common area utilities and common area security shall not increase by more than five percent (5%) in any lease year over the previous lease year, and that Tenant's Proportionate Share of Maintenance Costs for the first lease year shall not exceed Two Dollars and 25/100 cents ($2.25) per square foot.

(e)           If Tenant, for any reason in the exercise of good business judgment, questions or disputes any statement of Maintenance Costs prepared by Landlord, then Tenant, at its own expense, may employ such accountants as Tenant may select to review Landlord's books and records solely with respect to Maintenance Costs during the prior two Lease years and to determine the amount of Maintenance Costs for the period or periods covered by such statements.  If the report of the accountants employed by Tenant shall show any overcharge paid by Tenant, then Tenant shall receive a credit from Landlord for such difference. Any underpayment shall be paid by Tenant.  Tenant agrees that no contingency fee auditors shall be employed by Tenant for the purpose of conducting any such audit.  In the event that Landlord questions or disputes the correctness of such report, the accountants employed by Tenant and the accountants employed by Landlord shall endeavor to reconcile the question(s) or dispute(s) within thirty (30) days after the notice from Tenant questioning or disputing the report of Landlord's accountants.  In the event that it is finally determined by the parties that Landlord has overstated Maintenance Costs for any Lease year by three percent (3%) or more, Landlord shall pay the reasonable cost of the audit.  Furthermore, if Landlord’s Maintenance Costs cannot be verified due to the insufficiency or inadequacy of Landlord's records, then Landlord shall pay the cost of the audit.

SECTION 17.	EMINENT DOMAIN

(a)           In the event the entire premises or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any competent authority in appropriation proceedings or by any right of eminent domain, the entire compensation or award therefore, including leasehold, reversion and fee, shall belong to the Landlord and Tenant hereby assigns to Landlord all of Tenant's right, title and interest in and to such award.

(b)           In the event that only a portion of the demised premises, not exceeding twenty percent (20%) of same, shall be so taken or condemned, and the portion of the demised premises not taken can be repaired within ninety (90) days from the date of which possession is taken for the public use so as to be commercially fit for the operation of Tenant's business, the Landlord at its own expense shall so repair the portion of the demised premises not taken and  there shall be an equitable abatement of rent for the remainder of the term and/or extended terms.  The entire award paid on account thereof shall be paid to the Landlord.  If the portion of the demised premises not taken cannot be repaired within ninety (90) days from the date of which possession is taken so as to be commercially fit for the operation of Tenant's business, then this Lease shall terminate and become null and void from the time possession of the portion taken is required for public use, and from that date on the parties hereto shall be released from all further obligations hereunder except as herein stated and Tenant shall have no claim for any compensation on account of its leasehold interest.  No other taking, appropriation or condemnation shall cause this Lease to be terminated.  Any such appropriation or condemnation proceedings shall not operate as or be deemed an eviction of Tenant or a breach of Landlord's covenant of quiet enjoyment and Tenant shall have no claim for any compensation on account of its leasehold interest.

(c)           In the event that more than 20% of the demised premises shall at any time be taken by public or quasi-public use or condemned under eminent domain, then at the option of the Landlord or Tenant upon the giving of thirty (30) days written notice (after such taking or condemnation), this Lease shall terminate and expire as of the date of such taking and any prepaid rental shall be prorated as of the effective date of such termination.

SECTION 18.	TENANT'S TAXES

Tenant further covenants and agrees to pay promptly when due all taxes assessed against Tenant's fixtures, furnishings, equipment and stock-in trade placed in or on the demised premises during the term of this Lease.

SECTION 19.	RISK OF GOODS

All personal property, goods, machinery, and merchandise in said demised premises shall be at Tenant's risk if damaged by water, fire, explosion, wind or accident of any kind, and Landlord shall have no responsibility therefore or liability for any of the foregoing and Tenant hereby releases Landlord from such liability.

SECTION 20.	USE AND OCCUPANCY

(a)           Tenant agrees to initially open and operate a DSW for the retail sales of shoes and other footwear in the demised premises, fully staffed and stocked and equivalent to other DSW stores operated by Tenant in the State of Washington (the “Permitted Use”), or for any other lawful retail use upon obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Any use other than a retail shoe store shall be consistent with the then existing character of the Shopping Center, and shall not violate those exclusives and prohibited uses set forth on Exhibit "D" attached hereto and made a part hereof, which are the exclusives and prohibited uses in effect for the Shopping Center as of the date hereof, for so long as and to the extent said exclusives and prohibited uses are still in full force and effect, as well as exclusives and prohibited uses hereafter granted for tenants leasing more than 15,000 square feet of space elsewhere within the Shopping Center, for so long as and to the extent said exclusives are still in full force and effect.  In connection with the use exclusives and prohibited uses set forth on Exhibit "D", Landlord (i) acknowledges that Tenant is not leasing space in Buildings H, F or L as identified and described in the use exclusive for Old Navy, (ii) has not signed a lease with TJX as of the date hereof and agrees that upon executing any such lease will provide that DSW is carved-out as an exception to any use exclusive granted to such tenant, and (iii) Landlord shall indemnify, defend and hold harmless Tenant, Tenant’s officers, directors, employees and agents against any and all damages, claims and liabilities arising from any claim by Nordstrom Rack that Tenant is operating in violation of the use exclusive granted to such tenant.

(b)           For so long as Tenant is continuously and regularly operating its business in the demised premises, Landlord will not lease any space within the Shopping Center or permit any space within the Shopping Center (to the extent Landlord has control) to be used by any person, persons, partnership or entity who devotes ten percent (10%) or more of its selling area to the sale of footwear (the “Exclusive Use”).  The foregoing limitation shall not apply to (i) shoe departments found in department stores, junior department stores, general merchandise and discount department stores such as Target, Marshalls, TJX and Kohls provided that such tenants are operating their shoe department consistent with their national prototypical shoe department; and (ii) the existing tenants or their successors or assigns at the Shopping Center which presently have the right to sell shoes and other footwear, as set forth on Exhibit "E", so long as such tenants are operating their prototypical shoe department consistent with their national prototypical shoe department.  Notwithstanding the foregoing, in the event an existing tenant at the Shopping Center which presently has the right to engage in the Exclusive Use assigns or sublets its portion of the Shopping Center, and the assignment or sublet is subject to Landlord’s consent, Landlord will condition its consent on such assignment or sublet being subject to the Exclusive Use to the extent Landlord has the right to do so.  Any portion of the Shopping Center which is sold by Landlord during the term shall contain a deed restriction incorporating the foregoing Exclusive Use.

(c)           Tenant shall at all times conduct its operations on the demised premises in a lawful manner and shall, at Tenant's expense, comply with all laws, rules, orders, ordinances, directions, regulations, and requirements of all governmental authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the business of Tenant and the use, occupancy or alteration of the demised premises.  Tenant shall comply with all requirements of the Americans with Disabilities Act, and shall be solely responsible for all alterations within the demised premises in connection therewith.  Tenant covenants and agrees that the demised premises shall not be abandoned or left vacant and that only minor portions of the demised premises shall be used for office or storage space in connection with Tenant's business conducted in the demised premises.

Without being in default of this Lease, Tenant shall have the right to cease operating (go dark) at any time and for whatever reason after the first (1st) lease year.  Notwithstanding the foregoing, Tenant’s right to vacate (go dark), shall not release or excuse the Tenant from any obligations or liabilities, including the payment of minimum rent and additional rent and other charges, under this Lease without the express written consent of Landlord.  In the event Tenant fails to (i) open and operate within ninety (90) days after delivery of the demised premises or (ii) operate for one hundred twenty (120) or more consecutive days, Landlord shall have the right, effective upon thirty (30) days prior written notice to Tenant, to terminate the Lease as Landlord’s sole remedy, provided that if Tenant recommences operating fully stocked in substantially all of the premises within such thirty (30) days, Landlord’s termination shall be null and void.  In the event Tenant fails to open and operate as provided above or shall cease operating as provided above, Landlord’s sole remedy on account thereof shall be limited to the right to elect to recapture the premises and terminate the Lease, whereupon there shall be no further liability of the parties hereunder.  Such termination shall be effective upon written notice to Tenant any time prior to Tenant reopening for business in the demised premises.  Provided, however, in the event Landlord has not so elected to recapture, Tenant shall have right to notify Landlord of Tenant’s intention to reopen for business in the demised premises within sixty (60) days, followed by Tenant’s actually reopening for business fully stocked in substantially all of the demised premises within such sixty (60) day period, which notice and actual reopening shall toll Landlord’s right to recapture.

(d)           Landlord agrees that during the term of this Lease no space in the Shopping Center (excluding areas of the Shopping Center not owned by Landlord) will be used for a flea market, theater showing either film, television or the like or live entertainment, bar (except as permitted below), game/amusement room (except as permitted below), bowling alley, indoor playground (except as permitted below), or adult bookstore (defined for the purposes hereof as a store devoting ten percent (10%) or more of its floor space to offering books and/or video materials for sale or for rent which are directed to or restricted to adult customers due to sexually explicit subject matter or for any other reason making it inappropriate for general use).  Landlord agrees that during the term of this Lease the spaces identified on the site plan as “Restaurant-Not Permitted” shall not be used as a restaurant, bar, or any establishment selling food products including but not limited to a coffee shop, candy store, bagel store, ice cream store or any fast food/sandwich shop establishment.  Landlord agrees that during the term of this Lease the spaces identified on the site plan as “Health Club-Not Permitted” shall not be used as a health club, gym, yoga or fitness studio, karate studio, or weight loss clinic.  In addition to the foregoing, Landlord and Tenant agree that space outside of the “Restaurant-Not Permitted” area may be used as a bar, game/amusement room or indoor playground provided that such uses are incidental to a restaurant use.  The aforementioned restrictions shall not apply to the rights of tenant’s under existing leases at the Shopping Center as the same may be renewed, extended, modified or amended (except that no such renewal, extension, modification or amendment shall grant a tenant the right to engage in any of the aforementioned prohibited uses where such tenant did not previously have that right).

(e)           Tenant agrees that the demised premises may not be used for the operation of a bingo parlor, bar, tavern, restaurant, cocktail lounge, adult book or adult video store (defined for the purposes hereof as a store devoting ten percent (10%) or more of its floor space to offering books and/or video materials for sale or for rent which are directed to or restricted to adult customers due to sexually explicit subject matter or for any other reason making it inappropriate for general use), adult theater or "strip-tease" establishment, automotive maintenance or automotive repair facility, warehouse, car wash, pawn shop, check cashing service, establishment selling second hand goods, flea market, entertainment or recreational facility (as defined below), training or educational facility (as defined below); the renting, leasing, selling or displaying of any boat, motor vehicle or trailer; industrial or manufacturing purposes; a carnival, circus or amusement park; a gas station, facility for the sale of paraphernalia for use with illicit drugs, funeral home, blood bank or mortuary, gambling establishment, banquet hall, auditorium or other place of public assembly, second-hand or surplus store, gun range; the sale of fireworks; a veterinary hospital or animal raising facility; the storage of goods not intended to be sold from the Center; a video rental store, karate center, central laundry or dry cleaning plant, supermarket or any facility which is illegal or dangerous, constitutes a nuisance, emits offensive odors, fumes, dust or vapors or loud noise or sounds or is inconsistent with community oriented shopping centers.  For the purposes of this Section 20(e), the phrase "entertainment or recreational facility" shall include, without limitation, a movie or live theater or cinema, bowling alley, skating rink, gym, health spa or studio, dance hall or night club, billiard or pool hall, massage parlor, health club, game parlor or video arcade (which shall be defined as any store containing more than five (5) electronic games) or any other facility operated solely for entertainment purposes (such as a "laser tag" or "virtual reality" theme operation).  For the purposes of this Section 20(e), the phrase "training or educational facility" shall include, without limitation, a beauty school, nail salon, barber college, reading room, place of instruction or any other operation catering primarily to students or trainees as opposed to customers.

SECTION 21.	NUISANCES

Tenant shall not perform any acts or carry on any practice which may injure the demised premises or be a nuisance or menace to other tenants in the Shopping Center.

SECTION 22.	WASTE AND REFUSE REMOVAL

Tenant covenants that it will use, maintain and occupy said demised premises in a careful, safe, lawful and proper manner and will not commit waste therein.  Landlord or its agent shall have access at all reasonable times to the demised premises for purposes of inspecting and examining the condition and maintenance of the demised premises.  Tenant agrees to remove all refuse from the demised premises in a timely, clean and sanitary manner.  Tenant shall provide a refuse collection container at the rear of the demised premises to accommodate Tenant's refuse and Tenant shall routinely clean up around trash containers.  Tenant shall contract with a licensed and insured refuse collection contractor to timely remove refuse therefrom and the location of the container shall be approved by Landlord.

SECTION 23.	DESTRUCTION OF PREMISES

(a)           Landlord shall at all times during the term of this Lease carry property insurance on the building containing the demised premises, including the “Structural Portions” (defined in Section 24(a) below) and common utility lines up to the point they serve individual tenant’s premises.  Landlord shall be under no obligation to maintain insurance on any improvements installed by or for the benefit of Tenant's use of the premises or otherwise owned by Tenant.  Landlord may elect to self-insure its obligations hereunder and/or use whatever deductibles as Landlord deems appropriate, in its sole discretion.

(b)           If the demised premises shall be damaged, destroyed, or rendered untenantable, in whole or in part, by or as the result or consequence of fire or other casualty during the term hereof, Landlord shall repair and restore the same to a good tenantable condition with reasonable dispatch.  During such period of repair, the rent herein provided for in this Lease shall abate (i) entirely in case all of the demised premises are untenantable; and (ii) proportionately if only a portion of the demised premises is untenantable and Tenant is able to economically conduct its business from the undamaged portion of the demised premises.  The abatement shall be based upon a fraction, the numerator of which shall be the square footage of the damaged and unusable area of the demised premises and the denominator shall be the total square footage of the demised premises.  Said abatement shall cease at such time as the demised premises shall be restored to a tenantable condition.

(c)           In the event the demised premises, because of such damage or destruction, are not repaired and restored to a tenantable condition with reasonable dispatch within one hundred fifty (150) days from the date of receipt of insurance proceeds for such damage or destruction, Tenant or Landlord may, at their option, terminate this Lease within sixty (60) days following such one hundred fifty (150) day period but prior to the repair and restoration of same by giving prior written notice to the other party and thereupon Landlord and Tenant shall be released from all future liability and obligations under this Lease.

(d)           If one-third (1/3) or more of the ground floor area of the demised premises are damaged or destroyed during the last two (2) years of the original or any extended term of this Lease, Landlord shall have the right to terminate this Lease by written notice to Tenant within sixty (60) days following such damage or destruction, unless Tenant shall, within thirty (30) days following receipt of such notice, offer to extend the term of this Lease for an additional period of five (5) years from the date such damage or destruction is repaired and restored.  If Tenant makes said offer to extend, Landlord and Tenant shall determine the terms and conditions of said extension within thirty (30) days thereafter or Tenant's offer shall not be deemed to prevent Landlord from canceling this Lease.  If such terms and conditions have been mutually agreed to by the parties, then Landlord shall accept Tenant's offer and shall repair and restore the demised premises with reasonable dispatch thereafter.

(e)           If Landlord is required or elects to repair and restore the demised premises as herein provided, Tenant shall repair or replace its stock in trade, trade fixtures, furniture, furnishings and equipment and other improvements including floor coverings, and if Tenant has closed, Tenant shall promptly reopen for business.  Anything contained in this Section 23 to the contrary notwithstanding, Landlord's restoration and repair obligations under Section 23 shall in no event include restoration or repair of Tenant's Work or improvements.

SECTION 24.	LANDLORD REPAIRS

(a)           Landlord shall keep in good order, condition, and repair the following: (i) structural portions of the demised premises; (ii) downspouts; (iii) gutters; (iv) utility lines leading up to the point of entry into the demised premises; (v) the roof of the Building of which the demised premises forms a part; and (vi) the plumbing and sewage system serving the demised premises but located outside of the demised premises, except (as to all items) for damage caused by any negligent act or omission of Tenant or its customers, employees, agents, invitees, licensees or contractors, which shall be repaired or replaced as necessary, at the sole cost and expense of Tenant. "Structural Portions" shall mean only the following: (vii) foundations; (viii) exterior walls except for interior faces); (ix) concrete slabs; (x) the beams and columns bearing the main load of the roof; and (xi) the floors (but not floor coverings).

(b)           Notwithstanding the provisions of Section 24(a) above, Landlord shall not be obligated to repair the following: (i) the exterior or interior of any doors, windows, plate glass, or showcases surrounding the demised premises or the store front; (ii) HVAC unit(s), equipment and systems (including all components thereof) in the demised premises; or (iii) damage to Tenant's improvements or personal property caused by any casualty, burglary, break-in, vandalism, acts of terrorism, war or act of G-d.  Landlord shall, in any event, have ten (10) days after notice from Tenant stating the need for repairs to complete same, or commence and proceed with due diligence to complete same.  Landlord shall be obligated to replace all HVAC components as and when necessary during the first ten (10) years of the term hereof so long as Tenant has fulfilled its obligations under Section 25(b)(ii) above, and provided such replacements did not arise from (x) repairs, installations, alterations, or improvements made by or for Tenant or anyone claiming under Tenant, or (y) the fault or misuse of Tenant or anyone claiming under Tenant.  Provided that the HVAC system serving the demised premises is for the exclusive use of Tenant, Tenant shall have the obligation to replace all HVAC components as and when necessary after the first ten (10) years of the term hereof; however in the event the HVAC system serving the demised premises is not for the exclusive use of Tenant, Landlord shall have the obligation to replace the HVAC system serving the demised premises after the first ten (10) years of the term hereof.  Prior to delivery of possession of the demised premises, Landlord shall install, at its expense, a new HVAC unit(s), equipment and systems (including all components thereof) in the demised premises.  Except as specifically set forth in this Lease, Tenant expressly hereby waives the provisions of any law permitting repairs by a tenant at Landlord's expense.

(c)           The provisions of this Section 24 shall not apply in the case of damage or destruction by fire or other casualty or a taking under the power of eminent domain in which events the obligations of Landlord shall be controlled by Section 23 and Section 17 respectively.

(d)           Landlord shall assign to Tenant all warranties covering all matters required by the terms hereof to be repaired and maintained by Tenant.

SECTION 25.	TENANT'S REPAIRS

(a)           Tenant shall keep and maintain, at Tenant's expense, all and every other part of the demised premises in good order, condition and repair, including, by way of example but not limitation: (i) all leasehold improvements; (ii) all HVAC unit(s), equipment and systems (including all components thereof) serving the demised premises; (iii) interior utility systems exclusively serving the demised premises; (iv) plumbing and sewage facilities; (v) all interior lighting; (vi) electric signs; (vii) all interior walls; (viii) floor coverings; (ix) ceilings; (x) appliances and equipment; (xi) all doors, exterior entrances, windows and window moldings; (xii) plate glass; (xiii) signs and showcases surrounding and within the demised premises; (xiv) the store front; (xv) sprinkler systems including supervisory alarm service in accordance with National Fire Protection Association standards and current local and state fire protection standards to ensure property operation, and as required by Section 27(b) below.

(b)           Sprinkler systems, if any, located in Tenant's area shall be maintained in accordance with National Fire Protection Association standards to ensure proper operation.  Sprinkler control valves (interior and exterior) located in Tenant's area shall be monitored by supervisory alarm service.  In the event local or state codes do not require alarm systems, Tenant shall provide alarm service on all sprinkler systems to detect water flow and tampering with exterior and interior main control valves of the sprinkler system servicing Tenant's premises.  Moreover, it shall be Tenant's responsibility to contact the Landlord’s property manager in the event the sprinkler system in the demised premises is ever shut off for any reason, and advise same of any damage occasioned or caused by the actions of Tenant, its agents, invitees, or employees, and/or as a result of Tenant's repair obligations hereunder.  In the event fifty percent (50%) or more of the total number of sprinkler heads require replacement at any one time as part of ordinary maintenance, but excluding repairs or replacements that arise from (x) repairs, installations alterations, or improvements made by or for Tenant or anyone claiming under Tenant, or (y) the fault or misuse of Tenant or anyone claiming under Tenant, such cost shall be fifty percent (50%) borne by Landlord and fifty percent (50%) borne by Tenant.  Tenant, at Tenant’s sole cost and expense, shall replace all sprinkler heads due to repairs, installations, alterations, or improvements made by or for Tenant or anyone claiming under Tenant, the fault or misuse of Tenant or anyone claiming under Tenant, painting or environmental exposure from Tenant's operations.  All other costs of maintaining the sprinkler system in the demised premises shall be paid by Tenant.

(c)           If Landlord deems any repair which Tenant is required to make hereunder to be necessary, Landlord may demand that Tenant make such repair immediately.  If Tenant refuses or neglects to make such repair and to complete the same with reasonable dispatch, Landlord may make such repair and Tenant shall, on demand, immediately pay to Landlord the cost of said repair, together with annual interest at the Interest Rate.  Landlord shall not be liable to Tenant for any loss or damage that may accrue to Tenant's stock or business by reason of such work or its results.

(d)           Neither Tenant nor any of its contractors are permitted access to or permitted to perform alterations of any kind to the roof of the building.

(e)           Tenant shall pay promptly when due the entire cost of work in the demised premises undertaken by Tenant under this Lease (including, but not limited to, Tenant's Work and/or alterations permitted under Section 8 of this Lease) so that the demised premises and the Shopping Center shall at all times be free of liens for labor and materials arising from such work; to procure all necessary permits before undertaking any such work; to do all of such work in a good and workmanlike manner, employing materials of good quality; to perform such work only with contractors previously reasonably approved of in writing by Landlord; to comply with all governmental requirements; and save Landlord and its agents, officers, employees, contractors and invitees harmless and indemnified from all liability, injury, loss, cost, damage and/or expense (including reasonable attorneys' fees and expenses) in respect of any injury to, or death of, any person, and/or damage to, or loss or destruction of, any property occasioned by or growing out of any such work.

SECTION 26.	COVENANT OF TITLE AND PEACEFUL POSSESSION

Subject to the provisions of Section 12 hereof, Landlord shall, on or before the date on which Tenant is permitted to install its merchandise and fixtures in the demised premises, have good and marketable title to the demised premises in fee simple and the right to make this Lease for the term aforesaid.  At such time, Landlord shall put Tenant into complete and exclusive possession of the demised premises, and if Tenant shall pay the rental and perform all the covenants and provisions of this Lease to be performed by the Tenant, Tenant shall, during the term hereby demised, freely, peaceably, and quietly enjoy and occupy the full possession of the demised premises and the common facilities of the Shopping Center, subject, however, to the terms and conditions of this Lease including the Landlord’s right to modify, change or alter the Shopping Center during the Renovation Period as set forth in Section 15(b) hereof.

SECTION 27.	TENANT'S AND LANDLORD'S INSURANCE; INDEMNITY

(a)           Tenant's Property Insurance.  Tenant agrees to procure and maintain during the demised term a property insurance policy written on the causes of loss-special form (also referred to as the special extended coverage form), or the most broad property insurance form then available, insuring against loss of, or damage to, Tenant's property, in, on or about the demised premises.  Such property insurance shall include coverage (whether by additional policies, endorsements or otherwise): (i) against earthquake and flood; (ii) for plate glass; (iii) in an amount equal to the full insurable replacement cost, without deduction for depreciation; (iv) with an agreed valuation provision in lieu of, or in an amount sufficient to satisfy, any co-insurance clause; (v) against inflation (also known as inflation guard); (vi) for any costs due to ordinances or laws; and (vii) as Landlord may from time to time reasonably require Tenant to procure and maintain.  Landlord shall not be liable for any damage to Tenant's property in, on or about the demised premises caused by fire or other insurable hazards regardless of the nature or cause of such fire or other casualty, and regardless of whether any negligence of Landlord or Landlord's employees or agents contributed thereto.  Tenant expressly releases Landlord of and from all liability for any such damage and Tenant agrees that its property insurance policies required hereunder shall include a waiver of subrogation recognizing this release from liability.

(b)           Boiler and Machinery Insurance.  Tenant agrees to maintain a comprehensive boiler and machinery policy on a full repair and replacement cost basis, and further in accordance with the requirements of Section 27(a)(iii)-(vi) above, with an admitted, reputable insurance carrier covering property damage as a result of a loss from boiler(s), pressure vessel(s), HVAC equipment, or other electrical or mechanical apparatus within or servicing the demised premises, furniture, fixtures, equipment and inventory together with property of others in the care, custody and control of Tenant.  The deductible for property damage under such policy shall not exceed Five Thousand Dollars ($5,000.00) per occurrence.

(c)           Additional Tenant Insurance.  Tenant's insurance required under Section (27(a) and (b) above shall also include business income coverage against any interruption (including utility interruption) in Tenant's business (whether direct, indirect, contingent or interdependent), including, but not limited to, coverage for Tenant's leasehold interests and obligations to continue paying all rental amounts hereunder, lost revenues and income, and extra expense.  Such coverage should be for a period of at least twelve (12) months, with an extended period of indemnity of at least thirty (30) days.  The deductible for such coverage may not exceed twenty-four (24) hours.

(d)           Tenant's Commercial General Liability Insurance.  Tenant agrees to procure and maintain during the demised term commercial general liability insurance by a responsible insurance company or companies, with policy limits of not less than $1,000,000.00 per occurrence and $2,000,000.00 annual aggregate, and $500,000.00 limits for fire and legal liability, insuring against liability for losses, claims, demands or actions for bodily injury (including death) and property damage arising from Tenant's conduct and operation of its business in and Tenant's use, maintenance and occupancy of, the demised premises and any areas adjacent thereto, or the acts or omissions of Tenant's employees and agents.  Such commercial general liability policy may be written on a blanket basis to include the demised premises in conjunction with other premises owned or operated by Tenant but shall be written such that the required policy limits herein specifically apply on a per location basis to the demised premises.  Tenant's commercial general liability insurance policy shall further provide: (i) coverage for defense costs (in excess of policy limits); (ii) contractual liability coverage; (iii) cross-liability coverage; and, (iv) that Landlord, its shareholders, officers, directors, employees, and agents, are named as additional insureds such that (Y) Tenant's policy shall be the primary source of insurance for such additional insured and (Z) any liability policy carried by such additional insureds shall be in excess of, and will not contribute with or to, Tenant's commercial general liability insurance required to be maintained hereunder.  At the time this Lease is executed and thirty (30) days prior to the expiration of such insurance policy, Tenant shall furnish to Landlord certificates of insurance evidencing the continuous existence during the term of this Lease of Tenant's commercial general liability insurance coverage, which certificates shall include attachment of additional insured endorsement, name any and all non-standard exclusions or limitations, and provide not less than thirty (30) days notice of cancellation or termination to Landlord (and any other additional insured, if applicable).  All insurance companies must be licensed to do business in the state where the premises are located.  Tenant shall further procure and maintain other liability insurance (including, but not limited to, liquor and pollution insurance) as Landlord may from time to time reasonably require.

(e)           Worker's Compensation.  Tenant agrees to provide and keep in force at all times worker's compensation insurance complying with the law of the state in which the premises are located.  Tenant agrees to defend, indemnify and hold harmless Landlord from all actions or claims of Tenant's employees or employee's family members.  Tenant agrees to provide a certificate as evidence of proof of worker's compensation coverage.

If Tenant hires contractors to do any improvements on the demised premises, each contractor must provide proof of worker's compensation coverage on its employees and agents to Landlord.

(f)            Contingent Liability and Builder's Risk Insurance.  With respect to any alterations or improvements by Tenant, Tenant shall maintain contingent liability and builder's risk coverage naming Landlord as an additional insured, in compliance with the additional insured requirements set forth in Section 27(d).

(g)           Landlord's Property Insurance.  Commencing as of the Commencement Date, and thereafter throughout the term of this Lease, Landlord shall, at Landlord's sole cost and expense, provide and maintain or cause to be provided and maintained a property insurance policy insuring all buildings (and building additions) and other improvements in the Center and in the demised premises, and  Tenant's store building (including any permanent improvements to the demised premises paid for by the Tenant Reimbursement but excluding those items insured by Tenant as required under this Section 27) for all the hazards and perils normally covered by the Causes of Loss-Special Form. Said property insurance policy shall include endorsements for coverage against: (i) earthquake and flood (including, but not limited to, mud slide, flood hazard or fault area(s), as designated on any map prepared or issued for such purpose by any governmental authority); and (ii) increased costs of construction and demolition due to law and ordinance. The foregoing property coverage shall be provided in amounts sufficient to provide one hundred percent (100%) of the full replacement cost of all buildings (and building additions) and other improvements in the Center and in the demised premises and Tenant's store building (including any permanent improvements to the demised premises paid for by Tenant Reimbursement but excluding those items insured by Tenant as required under this Section 27).  If for any reason the Causes of Loss-Special Form is not customarily used in the insurance industry, then the property insurance policy then in effect shall at least provide coverage for the following perils: fire, lightning, windstorm and hail, explosion, smoke, aircraft and vehicles, riot and civil commotion, vandalism and malicious mischief, sprinkler leakage, sinkhole and collapse, volcanic action, earthquake or earth movement, and flood, and increased costs of construction and demolition due to law, ordinance and inflation.  Neither Tenant nor any of its affiliates or subtenants shall be liable to Landlord for any loss or damage (including loss of income), regardless of cause, resulting from fire, flood, act of G-d or other casualty.

(h)           Landlord's Commercial General Liability Insurance.  Commencing as of the Commencement Date, and thereafter throughout the term of this Lease, Landlord shall, at Landlord's sole cost and expense, provide and maintain or cause to be provided and maintained a commercial general liability policy, naming Landlord as an insured (and naming Tenant as an additional insured, said additional insured's coverage under Landlord's commercial general liability policy to be primary), protecting Landlord, the business operated by Landlord, and any additional insureds (including Tenant) against claims for bodily injury (including death) and property damage occurring upon, in or about the Center (other than the demised premises and those areas insured by other tenants at the Center), including Common Areas. Such insurance shall afford protection to the limits of not less than One Million Dollars ($1,000,000.00) per occurrence, Two Million Dollars ($2,000,000.00) annual aggregate, and Five Hundred Thousand Dollars ($500,000.00) with respect to property damage for fire legal liability. All liability policies shall be written on an occurrence form unless such form is no longer customarily used in the insurance industry.  Landlord may use commercially reasonable deductibles Landlord customarily carries in the conduct of its business; however, the amount of such deductibles which may be charged to Tenant pursuant to Section 12.09 below may not exceed $0.20 per square foot of gross leasable area of the demised premises in any lease year.

(i)            Landlord's Umbrella.  Commencing as of the Commencement Date, and thereafter throughout the term of this Lease, Landlord shall, at Landlord's sole cost and expense, provide and maintain or cause to be provided and maintained an umbrella liability insurance policy with a Ten Million Dollar ($10,000,000.00) minimum annual aggregate, which umbrella policy (or policies) shall list Landlord's commercial general liability policy required under this Section 27 and any other liability policy or policies carried by, or for the benefit of, Landlord as underlying policies.  Said umbrella liability policy shall also name Tenant as an additional insured (said additional insured's coverage under Landlord's umbrella liability policy to be primary).  All liability policies shall be written on an occurrence form unless such form is no longer customarily used in the insurance industry.

(j)            Tenant Indemnity.  Tenant shall indemnify Landlord,  Landlord's agents, employees, officers or directors, against all damages, claims and liabilities arising from any alleged products liability or from any accident or injury whatsoever caused to any person, firm or corporation during the demised term in the demised premises, unless such claim arises from a breach or default in the performance by Landlord of any covenant or agreement on its part to be performed under this Lease or, to the extent not required to be insured hereunder, the negligence of Landlord.  The indemnification herein provided shall include all reasonable costs, counsel fees, expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon.

(k)           Landlord Indemnity.  Landlord shall indemnify Tenant, Tenant’s officers, directors, employees and agents against all damages, claims and liabilities arising from any accident or injury whatsoever caused to any person, firm or corporation during the demised term in the common areas of the Shopping Center, unless such claim arises from a breach or default in the performance by Tenant of any covenant or agreement on Tenant’s part to perform under this Lease or, to the extent not required to be insured hereunder, the negligence of Tenant.  The indemnification herein provided shall include all reasonable costs, counsel fees, expenses and liabilities incurred in connection with any such claim or any action or proceeding brought thereon.

SECTION 28.	REAL ESTATE TAXES

(a)           Tenant shall pay Tenant's Proportionate Share (as defined in Section 16(c) above) of any "real estate taxes" (defined in Section 28(b) below) imposed upon the retail portions of the Shopping Center that become due and payable during each lease year included within the period commencing with the commencement  date and ending with the expiration of the term of this Lease.  Tenant shall initially pay to landlord as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a), the estimated monthly amount of Tenant's Proportionate Share of real estate taxes as set forth in Section 5(e) of Two and 50/100 Dollars ($2.50) per square foot, payable in equal monthly installments of Four Thousand Four Hundred Twenty-one and 46/100 Dollars ($4,421.46) as the estimated amount of Tenant's Proportionate Share of real estate taxes.  Within one hundred twenty (120) days after the end of each accounting year (which Landlord may change from time to time), Landlord shall provide Tenant with an annual reconciliation of real estate taxes and a statement of the actual amount of Tenant's Proportionate Share thereof. Any excess payments from Tenant shall be applied to the next installments of real estate taxes hereunder, or refunded by Landlord.  Any underpayments by Tenant shall be paid to Landlord within thirty (30) days after receipt of such reconciliation statement. Tenant's estimated monthly installment of real estate taxes payable hereunder may be adjusted by written notice from Landlord.

(b)           For the purpose of this Lease, the term "real estate taxes" shall include any special and general assessments, water and sewer rents and other governmental impositions imposed upon or against the Shopping Center of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen and unforeseen and each and every installment thereof, which shall or may during the lease term be levied, assessed or imposed upon or against such Shopping Center and of all expenses, including reasonable attorneys' fees, administrative hearing and court costs incurred in contesting or negotiating the amount, assessment or rate of any such real estate taxes, minus any refund received by Landlord.

(c)           Notwithstanding any provision of this Lease to the contrary, Tenant shall not be obligated to pay for any assessment for special improvements heretofore installed or in the process of installation in connection with the initial development of the Shopping Center, and Landlord hereby agrees to pay for the same.

(d)           The real estate taxes for any lease year shall be the real estate taxes that become due and payable during such lease year.  If any lease year shall be greater than or less than twelve (12) months, or if the real estate tax year shall be changed, an appropriate adjustment shall be made.  If there shall be more than one taxing authority, the real estate taxes for any period shall be the sum of the real estate taxes for said period attributable to each taxing authority.  If, upon the assessment day for real estate taxes for any tax year fully or partly included within the term of this Lease, a portion of such assessment shall be attributable to buildings in the process of construction, a fair and reasonable adjustment shall be made to carry out the intent of this Section 28.

(e)           Upon request, Landlord shall submit to Tenant true copies of the real estate tax bill for each tax year or portion of a tax year included within the term of this Lease and shall bill Tenant for the amount to be paid by Tenant hereunder.  Said bill shall be accompanied by a computation of the amount payable by Tenant and such amount shall be paid by Tenant within thirty (30) days after receipt of said bill.

(f)            Should the State of Washington or any political subdivision thereof or any governmental authority having jurisdiction thereof, impose a tax and/or assessment (other than an income or franchise tax) upon or against the rentals payable hereunder, in lieu of or in addition to assessments levied or assessed against the demised premises, or Shopping Center, then such tax and/or assessment shall be deemed to constitute a tax on real estate for the purpose of this Section 28.

SECTION 29.	TENANT'S INSURANCE CONTRIBUTION

Tenant shall pay as additional rent, Tenant's Proportionate Share (as defined in Section 16(c) above) of the premiums for the insurance maintained by Landlord on all buildings and improvements, as well as liability insurance, for the Shopping Center, including the common areas, as set forth above in Section 16(b), for each lease year during the term of this Lease.  The premiums for the first and last lease years shall be prorated.  Tenant shall pay Tenant's Proportionate Share of such premiums annually upon demand for such payment by Landlord.  Tenant's Proportionate Share thereof shall be paid by Tenant within thirty (30) days after Landlord's demand therefore.  Tenant shall initially pay to Landlord as additional rental, simultaneously with the payment of minimum rental called for under Section 5(a), the estimated monthly amount of Tenant's Proportionate Share of such insurance premiums as set forth in Section 5(e), of Twenty-eight Cents ($0.28) per square foot, payable in equal monthly installments of Four Hundred Ninety-five and 20/100 Dollars ($495.20) as the estimated amount of Tenant's Proportionate Share of such insurance premiums.  Within one hundred twenty (120) days after the end of each accounting year (which Landlord may change from time to time), Landlord shall provide Tenant with a reconciliation of the premiums for the insurance maintained by Landlord hereunder and a statement of the actual amount of Tenant's Proportionate Share thereof. Any excess payments from Tenant shall be applied to the next installments of insurance premiums payable by Tenant hereunder, or refunded by Landlord.  Any underpayments by Tenant shall be paid to Landlord within thirty (30) days after receipt of such reconciliation statement. Tenant's monthly installment of insurance premiums payable hereunder may be adjusted by written notice from Landlord.

SECTION 30.	FIXTURES

Provided that Tenant shall repair any damage caused by removal of its property and provided that the Tenant is not in default under this Lease, Tenant shall have the right to remove from the demised premises all of its signs, shelving, electrical, and other fixtures and equipment, window reflectors and backgrounds and any and all other trade fixtures which it has installed in and upon the demised premises.

SECTION 31.	SURRENDER

The Tenant covenants and agrees to deliver up and surrender to the Landlord the physical possession of the demised premises upon the expiration of this Lease or its termination as herein provided in as good condition and repair as the same shall be at the commencement of the initial term, loss by fire and/or ordinary wear and tear excepted, and to deliver all of the keys to Landlord or Landlord's agents.

SECTION 32.	HOLDING OVER

There shall be no privilege of renewal hereunder (except as specifically set forth in this Lease) and any holding over after the expiration by the Tenant shall be from day to day on the same terms and conditions (with the exception of rental which shall be prorated on a daily basis at twice the daily rental rate of the most recent expired term) at Landlord's option; and no acceptance of rent by or act or statement whatsoever on the part of the Landlord or his duly authorized agent in the absence of a written contract signed by Landlord shall be construed as an extension of the term or as a consent for any further occupancy.

SECTION 33.	NOTICE

Whenever under this Lease provisions are made for notice of any kind to Landlord, it shall be deemed sufficient notice and sufficient service thereof if such notice to Landlord is in writing, addressed to Landlord at c/o Kimco Realty Corporation, 3333 New Hyde Park Road, Suite 100, New Hyde Park, N.Y. 11042, or at such address as Landlord may notify Tenant in writing, and deposited in the United States mail by certified mail, return receipt requested, with postage prepaid or Federal Express, Express Mail or such other expedited mail service as normally results in overnight delivery, with a copy of same sent in like manner to President, Real Estate, 1800 Moler Road, Columbus, Ohio 43207.  Notice to Tenant shall be sent in like manner to Tenant at 4150 East Fifth Avenue, Columbus, Ohio 43219, with copies of same sent to (i) General Counsel, 4150 East Fifth Avenue, Columbus, Ohio 43219 and (ii) Randall S. Arndt, Esq., Schottenstein Zox & Dunn, 250 West Street, Columbus, Ohio 43215.  All notices shall be effective upon receipt or refusal of receipt.  Either party may change the place for service of notice by notice to the other party.

SECTION 34.	DEFAULT

(a)            Elements of Default:  The occurrence of any one or more of the following events shall constitute a default of this Lease by Tenant:

1.             Tenant fails to pay any monthly installment of rent within ten (10) days after the same shall be due and payable, except for the first two (2) times in any consecutive twelve (12) month period, in which event Tenant shall have five (5) days after receipt of written notice of such failure to pay before such failure shall constitute a default;

2.            Tenant fails to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of twenty (20) days after notice thereof from Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be cured within twenty (20) days and if Tenant commences such performance or cure within said twenty (20) day period and thereafter diligently undertakes to complete the same, then such failure shall not be a default hereunder if it is cured within a reasonable time following Landlord's notice, but in no event later than forty-five (45) days after Landlord's notice.

3.             If Tenant refuses to take possession of the demised premises as required pursuant to this Lease or abandons the demised premises for a period of thirty (30) days or substantially ceases to operate its business or to carry on its normal activities in the demised premises as required pursuant to this Lease.

4.             A trustee or receiver is appointed to take possession of substantially all of Tenant's assets in, on or about the demised premises or of Tenant's interest in this Lease (and Tenant or any guarantor of Tenant's obligations under this Lease does not regain possession within sixty (60) days after such appointment); Tenant makes an assignment for the benefit of creditors; or substantially all of Tenant's assets in, on or about the demised premises or Tenant's interest in this Lease are attached or levied upon under execution (and Tenant does not discharge the same within sixty (60) days thereafter).

5.             A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant or any guarantor of Tenant's obligations under this Lease pursuant to any Federal or state statute, and, with respect to any such petition filed against it, Tenant or such guarantor fails to secure a stay or discharge thereof within sixty (60) days after the filing of the same.

(b)           Landlord's Remedies:  Upon the occurrence of any event of default, Landlord shall have the following rights and remedies, any one or more of which may be exercised without further notice to or demand upon Tenant:

1.             Landlord may re-enter the demised premises and cure any default of Tenant, in which event Tenant shall reimburse Landlord for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord's action.

2.             Landlord may terminate this Lease or Tenant's right to possession under this Lease as of the date of such default, without terminating Tenant's obligation to pay rent due hereunder, in which event (A): neither Tenant nor any person claiming under or through Tenant shall thereafter be entitled to possession of the demised premises, and Tenant shall immediately thereafter surrender the demised premises to Landlord; (B) Landlord may re-enter the demised premises and dispose Tenant or any other occupants of the demised premises by force, summary proceedings, ejectment or otherwise, and may remove their effects, without prejudice to any other remedy which Landlord may have for possession or arrearages in rent; and (C) notwithstanding a termination of this Lease, Landlord may re-let all or any part of the demised premises for a term different from that which would otherwise have constituted the balance of the term of this Lease and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall immediately be obligated to pay to Landlord as liquidated damages the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the demised premises, for the period which would otherwise have constituted the balance of the term of this Lease, together with all of Landlord's costs and expenses for preparing the demised premises for re-letting, including all repairs, tenant finish improvements, broker's and attorney's fees, and all loss or damage which Landlord may sustain by reason of such termination, re-entry and re-letting, it being expressly understood and agreed that the liabilities and remedies specified herein shall survive the termination of this Lease.  Notwithstanding a termination of this Lease by Landlord, Tenant shall remain liable for payment of all rentals and other charges and costs imposed on Tenant herein, in the amounts, at the times and upon the conditions as herein provided.  Landlord shall credit against such liability of the Tenant all amounts received by Landlord from such re-letting after first reimbursing itself for all reasonable costs incurred in curing Tenant's defaults and re-entering, preparing and refinishing the demised premises for re-letting, and re-letting the demised premises.

3.             Upon termination of this Lease pursuant to Section 34(b)2, Landlord may recover possession of the demised premises under and by virtue of the provisions of the laws of the State of Washington, or by such other proceedings, including reentry and possession, as may be applicable.

4.             If the Tenant shall not remove all of Tenant's property from said demised premises as provided in this Lease, Landlord, at its option, may remove any or all of said property in any manner that Landlord shall choose and store same without liability for loss thereof, and Tenant will pay the Landlord, on demand, any and all reasonable expenses incurred in such removal and storage of said property for any length of time during which the same shall be in possession of Landlord or in storage, or Landlord may, upon thirty (30) days prior notice to Tenant,  sell any or all of said property in such manner and for such price as the Landlord may reasonably deem best and apply the proceeds of such sale upon any amounts due under this Lease from the Tenant to the Landlord, including the reasonable expenses of removal and sale.

5.             Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord's option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord's option in a single proceeding deferred until the expiration of the term of this Lease (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said term) or in a single proceeding prior to either the time of reletting or the expiration of the term of this Lease.

6.             In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings, and other remedies were not provided for herein.  Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity.  Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the demised premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or other use.

7.             Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws, in the event of eviction or dispossession of Tenant by Landlord under any provision of this Lease.  No receipt of monies by Landlord from or for the account of Tenant or from anyone in possession or occupancy of the demised premises after the termination of this Lease or after the giving of any notice shall reinstate, continue or extend the term of this Lease or affect any notice given to the Tenant prior to the receipt of such money, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of said demised premises, the Landlord may receive and collect any rent or other amounts due Landlord and such payment shall not waive or affect said notice, said suit or said judgment.

(c)           Additional Remedies and Waivers:  The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now or hereinafter provided by law and/or equity and all such rights and remedies shall be cumulative and shall not be deemed inconsistent with each other, and any two or more or all of said rights and remedies may be exercised at the same time or at different times and from time to time without waiver thereof of any right or remedy provided or reserved to Landlord.  No action or inaction by Landlord shall constitute a waiver of a default and no waiver of default shall be effective unless it is in writing, signed by the Landlord.

(d)           Default by Landlord.  Any failure by Landlord to observe or perform any provision, covenant or condition of this Lease to be observed or performed by Landlord, if such failure continues for thirty (30) days after written notice thereof from Tenant to Landlord, shall constitute a default by Landlord under this Lease, provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Landlord shall not be deemed to be in default if it shall commence such cure within such thirty (30) day period and thereafter rectify and cure such default with due diligence.

(e)           Interest on Past Due Obligations:  All monetary amounts required to be paid by Tenant or Landlord hereunder which are not paid on or before the due date thereof shall, from and after such due date, bear interest at the Interest Rate, and shall be due and payable by such party without notice or demand.

(f)            Tenant’s Remedies.  In the event of default by the Landlord with respect to the demised premises, Tenant shall have the option to cure said default.  Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant in curing such default within thirty (30) days after invoice thereof by Tenant, together with reasonable evidence supporting such invoiced amount. Tenant shall also have any and all rights available under the laws of the state in which the demised premises are situated; provided, however, that any right of offset available to Tenant shall be subject to the provisions of Section 36 below.

SECTION 35.	WAIVER OF SUBROGATION

Landlord and Tenant, and all parties claiming under each of them, mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance coverage required to be maintained by the terms of this Lease on the demised premises or in connection with the Shopping Center or activities conducted with the demised premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.  All policies of insurance required to be maintained by the parties hereunder shall contain waiver of subrogation provisions so long as the same are available.

SECTION 36.	LIABILITY OF LANDLORD; EXCULPATION

(a)           Except with respect to any damages resulting from the gross negligence of Landlord, its agents, or employees, Landlord shall not be liable to Tenant, its agents, employees, or customers for any damages, losses, compensation, accidents, or claims whatsoever.  The foregoing notwithstanding, it is expressly understood and agreed that nothing in this Lease contained shall be construed as creating any liability whatsoever against Landlord personally, and in particular without limiting the generality of the foregoing, there shall be no personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained, or to keep, preserve or sequester any property of Landlord and that all personal liability of Landlord to the extent permitted by law, of every sort, if any, is hereby expressly waived by Tenant, and by every person now or hereafter claiming any right or security hereunder; and that so far as the parties hereto are concerned, the owner of any indebtedness or liability accruing hereunder shall look solely to the demised premises and the Shopping Center for the payment thereof.

(b)           If the Tenant obtains a money judgment against Landlord, any of its officers, directors, shareholders, partners, members or their successors or assigns under any provisions of or with respect to this Lease or on account of any matter, condition or circumstance arising out of the relationship of the parties under this Lease, Tenant's occupancy of the building or Landlord's ownership of the Shopping Center, Tenant shall be entitled to have execution upon any such final, unappealable judgment only upon Landlord's fee simple or leasehold estate in the Shopping Center (whichever is applicable) and not out of any other assets of Landlord, or any of its officers, directors, shareholders, members or partners, or their successor or assigns; and Landlord shall be entitled to have any such judgment so qualified as to constitute a lien only on said fee simple or leasehold estate.

Notwithstanding the above, Tenant shall have the right to offset any final, unappealable judgment against twenty five percent (25%) of all minimum rent and all percentage rental (but no other additional rent components) if not paid to Tenant by Landlord within thirty (30) days thereafter.

(c)           It is expressly agreed that nothing in this Lease shall be construed as creating any personal liability of any kind against the assets of any of the officers, directors, members, partners or shareholders of Tenant, or their successors and assigns.

SECTION 37.	RIGHTS CUMULATIVE

Unless expressly provided to the contrary in this Lease, each and every one of the rights, remedies and benefits provided by this Lease shall be cumulative and shall not be exclusive of any other of such rights, remedies and benefits or of any other rights, remedies and benefits allowed by law.

SECTION 38.	MITIGATION OF DAMAGES

Notwithstanding any of the terms and provisions herein contained to the contrary, Landlord and Tenant shall each have the duty and obligation to mitigate, in every reasonable manner, any and all damages that may or shall be caused or suffered by virtue of defaults under or violation of any of the terms and provisions of this Lease agreement committed by the other.

SECTION 39.	SIGNS

No signs shall be placed on the demised premises by Tenant except as shall comply with all applicable governmental codes, restrictions of record in accordance with Section 7 above, sign criteria established by Landlord for the Shopping Center, and with the prior written consent of Landlord (not to be unreasonably withheld) after sign drawings have been submitted to Landlord by Tenant.  Subject to the foregoing, Tenant shall have the right to install its prototypical signage and awnings on the front of the demised premises as described on Exhibit "G-1" attached hereto and made a part hereof.  Tenant acknowledges that it shall not be entitled to pylon signage at the Shopping Center on the commencement date of this Lease.  Landlord agrees however, to use commercially reasonable efforts to provide Tenant pylon sign representation at the Shopping Center and agrees that no tenant of the Shopping Center leasing the same or less square feet of leasable space as Tenant shall have representation on the existing pylon sign for the Shopping Center or any new pylon sign(s) erected for the Shopping Center unless Tenant shall also have representation on such sign(s) excluding any existing rights of tenants under existing leases as of the date hereof which would have a right to be on such pylon sign(s).  Notwithstanding the foregoing, in the event three (3) pylon and/or monument signs are erected for the Shopping Center with Tenant identification thereon, Landlord is not obligated to identify Tenant on any additional pylon and/or monument signs at the Shopping Center.

SECTION 40	.ENTIRE AGREEMENT

This Lease shall constitute the entire agreement of the parties hereto; all prior agreements between the parties, whether written or oral, are merged herein and shall be of no force and effect.  This Lease cannot be changed, modified, or discharged orally but only by an agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought.

SECTION 41.	LANDLORD'S LIEN – DELETED BY INTENTION

SECTION 42.	BINDING UPON SUCCESSORS

The covenants, conditions, and agreements made and entered into by the parties hereto shall be binding upon and inure to the benefit of their respective heirs, representatives, successor and assigns.

SECTION 43.	HAZARDOUS SUBSTANCES

(a)           During the term of this Lease, Tenant shall not suffer, allow, permit or cause the generation, accumulation, storage, possession, release or threat of release of any hazardous substance or toxic material, as those terms are used in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder, or any other present or future federal, state or local laws, ordinances, rules, and regulations.  Tenant shall indemnify and hold Landlord harmless from any and all liabilities, penalties, demands, actions, costs and expenses (including without limitation reasonable attorney fees), remediation and response costs incurred or suffered by Landlord directly or indirectly arising due to the breach of Tenant's obligations set forth in this Section.  Such indemnification shall survive expiration or earlier termination of this Lease.  At the expiration or sooner termination hereof, Tenant shall return the demised premises to Landlord in substantially the same condition as existed on the date of commencement hereof free of any hazardous substances in, on or from the demised premises.

(b)           Landlord hereby represents and warrants that, except as set forth in that certain Phase I Environmental Site Assessment dated December 20, 2004 prepared by ADR Environmental Group, Inc., and that certain Subsurface Investigation Results Report dated January 7, 2005 prepared by ADR Environmental Group, Inc.: (i) it has not used, generated, discharged, released or stored any hazardous substances on, in or under the Shopping Center and has received no notice and has no knowledge of the presence in, on or under the Shopping Center of any such hazardous substances; (ii) to Landlord’s knowledge there have never been any underground storage tanks at the Shopping Center, whether owned by the Landlord or its predecessors in interest; (iii) to Landlord’s knowledge there have never been accumulated tires, spent batteries, mining spoil, debris or other solid waste (except for rubbish and containers for normal scheduled disposal in compliance with all applicable laws) in, on or under the Shopping Center; (iv) to Landlord's knowledge it has not spilled, discharged or leaked petroleum products other than de minimis quantities in connection with the operation of motor vehicles on the Shopping Center; (v) to Landlord's knowledge there has been no graining, filling or modification of wetlands (as defined by federal, state or local law, regulation or ordinance) at the Shopping Center; and (vi) to Landlord's knowledge there is no asbestos or asbestos-containing material in the demised premises.  The representations and warranties set forth in this subparagraph shall apply to any contiguous or adjacent property owed by the Landlord.  Landlord hereby indemnifies Tenant for any and all loss, cost, damage or expense to Tenant resulting from any misrepresentation or breach of the foregoing representations and warranties.

(c)           If any such hazardous substances are discovered at the Shopping Center (unless introduced by the Tenant, its agents or employees) or if any asbestos or asbestos containing material is discovered in the demised premises (unless introduced by the Tenant, its agents or employees), and removal, encapsulation or other remediation is required by applicable laws, the Landlord immediately and with all due diligence and at no expense to the Tenant shall take all measures necessary to comply with all applicable laws and to remove such hazardous substances or asbestos from the Shopping Center and/or encapsulate or remediate such hazardous substances or asbestos, which removal and/or encapsulation or remediation shall be in compliance with all environmental laws and regulations, and the Landlord shall repair and restore the Shopping Center at its expense.  From the date such encapsulation, remediation and restoration is complete, the rent due hereunder shall be reduced by the same percentage as the percentage of the demised premises which, in the Tenant’s reasonable judgment, cannot be safely, economically or practically used for the operation of the Tenant’s business.  Anything herein to the contrary notwithstanding, if in the Tenant’s reasonable judgment, such removal, encapsulation, remediation and restoration cannot be completed within one hundred eighty (180) days or the same is not actually completed by Landlord within such one hundred eighty (180) day period following the date such hazardous substances or asbestos are discovered and such condition materially adversely affects Tenant's ability to conduct normal business operations in the premises, then the Tenant may terminate this Lease by written notice to the Landlord within thirty (30) days after such 180 day period, which notice shall be effective on Landlord’s receipt thereof.  Landlord shall comply with OSHA 29 CFR 1910.1001 (j) to notify tenants, including Tenant, of asbestos related activities in the demised premises and the Shopping Center including, but not limited to, selection of the certified/licensed asbestos abatement contractor, scope of the abatement work, and final clearance testing procedures and results.

SECTION 44.	TRANSFER OF INTEREST

If Landlord should sell or otherwise transfer its interest in the demised premises, upon an undertaking by the purchaser or transferee to be responsible for all the covenants and undertakings of Landlord accruing subsequent to the date of such sale or transfer, Tenant agrees that Landlord shall thereafter have no liability to Tenant under this Lease or any modifications or amendments thereof, or extensions thereof, except for such liabilities which might have accrued prior to the date of such sale or transfer of its interest by Landlord.

SECTION 45.	ACCESS TO PREMISES

Landlord and its representatives shall have free access to the demised premises at all reasonable times for the purpose of:  (a) examining the same or to make any alterations or repairs to the demised premises that Landlord may deem necessary for its safety or preservation; (b) exhibiting the demised premises for sale or mortgage financing; (c) during the last three (3) months of the term of this Lease, for the purpose of exhibiting the demised premises and putting up the usual notice "for rent" which notice shall not be removed, obliterated or hidden by Tenant, provided, however, that any such action by Landlord shall cause as little inconvenience as reasonably practicable and such action shall not be deemed an eviction or disturbance of Tenant nor shall Tenant be allowed any abatement of rent, or damages for an injury or inconvenience occasioned thereby.

SECTION 46.	HEADINGS

The headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease.

SECTION 47.	NON-WAIVER

No payment by Tenant or receipt by Landlord or its agents of a lesser amount than the rent in this Lease stipulated shall be deemed to be other than on account of the stipulated rent nor shall an endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction and Landlord or its agents may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease provided.

SECTION 48.	SHORT FORM LEASE

This Lease shall not be recorded, but a short form lease, which describes the property herein demised, gives the term of this Lease and refers to this Lease, shall be executed by the parties hereto, upon demand of either party and such short form lease may be recorded by Landlord or Tenant at any time either deems it appropriate to do so.  The cost and recording of such short form lease shall belong to the requesting party.

SECTION 49.	ESTOPPEL CERTIFICATE

Each party agrees that at any time and from time to time on ten (10) days prior written request by the other, it will execute, acknowledge and deliver to the requesting party a statement in writing stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating the modifications, and that the Lease as so modified is in full force and effect, and the dates to which the rent and other charges hereunder have been paid, and such other information as may reasonably re requested, it being intended that any such statements delivered pursuant to this Section may be relied upon by any current or prospective purchaser of or any prospective holder of a mortgage or a deed of trust upon or any interest in the fee or any leasehold or by the mortgagee, beneficiary or grantee of any security or interest, or any assignee of any thereof or under any mortgage, deed of trust or conveyance for security purposes now or hereafter done or made with respect to the fee of or any leasehold interest in  the demised premises

SECTION 50.	TENANT'S REIMBURSEMENT

(a)           Landlord shall pay Tenant Three Hundred Thousand Dollars ($300,000.00) (the "Tenant Reimbursement"), as payment for all costs incurred on behalf of Tenant for the purchase, erection, and installation of Tenant Improvements on or within the demised premises.  "Tenant Improvements" shall consist of the work described in the attached Exhibit "G-2".  The Tenant Reimbursement shall be paid by Landlord to Tenant within ten (10) days of the later of (i) Tenant opening for business in the demised premises and (ii) Tenant providing to Landlord a lien waiver from Tenant's general contractor.  In the event Landlord does not timely pay the Tenant Reimbursement to Tenant, (a) Landlord shall pay to Tenant interest on such unpaid amounts at the Interest Rate and (b) Tenant shall have the right to deduct any and all such amounts owed Tenant against payments of Rent thereafter due Landlord until such time as Tenant has been credited the full amount of the Tenant Reimbursement plus applicable interest.

(b)           Notwithstanding anything to the contrary contained in this Lease, the Tenant Improvements shall, at all times during the term of this Lease and upon the expiration or earlier termination of this Lease, be the property of Landlord.  Tenant shall not acquire any interest, equitable or otherwise, in any Tenant Improvement.

SECTION 51.	TENANT’S TERMINATION RIGHT:

In the event (x) that Tenant's gross sales (as defined in Section 6 of this Lease) shall be less than Eight Million Five Hundred Thousand Dollars ($8,500,000.00) in either of the eighth (8th) or ninth (9th) lease years of the initial term hereof, and (y) Tenant was open and operating for business for the Permitted Use during the Shopping Center’s standard business days and hours during the eighth (8th) and ninth (9th) lease years (unless Tenant was not open and operating on account of casualty or condemnation), Tenant shall have the right, at Tenant's sole election, provided that Tenant is not then in default of the terms of this Lease beyond any applicable notice and cure periods, on or before the date (the “Last Termination Notice Date”) which is thirty (30) days after the end of the ninth (9th) lease year, to send to Landlord a notice terminating this Lease as of the last day of the tenth (10th) lease year (the "Tenant's Termination Date").  In the event that Tenant shall so terminate this Lease in accordance with the provisions of this Section 51, then the term of this Lease shall terminate and expire on Tenant’s Termination Date with the same force and effect as though said date was the scheduled expiration date of the term under this Lease.  Notwithstanding the giving of such termination notice and Tenant’s exercise of its termination right under this Section 51, Tenant shall perform and observe all of Tenant’s obligations under this Lease through and including the Tenant’s Termination Date and Tenant shall pay to Landlord, on or before the Tenant's Termination Date, the sum of One Hundred Thousand Dollars ($100,000.00).  In the event Tenant exercises the termination right provided for in this Section 51, Landlord shall have the right, upon ten (10) days prior written notice, at Tenant's corporate headquarters, to examine Tenant's books and records relating to gross sales at the demised premises, provided such right shall expire sixty (60) days after Tenant notifies Landlord of Tenant's exercise of Tenant's election to terminate the Lease pursuant to the provisions of this Section 51.

SECTION 52.	NO BROKER

Landlord and Tenant each represent to the other that they have not entered into any agreement or incurred any obligation in connection with this transaction which might result in the obligation to pay a brokerage commission to any broker.  Each party shall indemnify and hold the other party harmless from and against any claim or demand by any broker or other person for bringing about this Lease who claims to have dealt with such indemnifying party, including all expenses incurred in defending any such claim or demand (including reasonable attorney's fees).

SECTION 53.	UNAVOIDABLE DELAYS

In the event either party hereto (the "Delayed Party") shall be delayed or hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, the unforeseen application of restrictive governmental laws or regulations, riots, insurrection, war, acts of terrorism or other reason of a like nature not the fault of the Delayed Party in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay, provided that the Delayed Party notified the other party within fifteen (15) days of the Delayed Party being informed of the occurrence of the event causing such delay.  The provisions of this Section 53 shall not operate to excuse either party from the payment of any rental or other monetary sums due under the terms of this Lease.

SECTION 54.	TIMELY EXECUTION OF LEASE

Landlord and Tenant agree that this Lease, and the parties' obligations hereunder, shall automatically be null and void and this Lease shall terminate automatically without further action of the parties if both parties do not execute this Lease and both parties have not received an original thereof within sixty (60) days after the date of execution hereof by the first party to execute this Lease.

SECTION 55.	ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than the entire rent and all other additional rents and charges hereunder shall be deemed to be other than payment on account of the earliest stipulated rent and other additional rents and charges hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for rent or other additional rent and charges be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent and other additional rents and charges or  pursue any other right or remedy available to the Landlord.

SECTION 56.	WAIVER OF JURY TRIAL

The Landlord, Tenant any Guarantor(s) do hereby knowingly, voluntarily and intentionally waive the right to a trial by jury of any and all issues either now or hereinafter provided by law in any action or proceeding between the parties hereto, or their successors, arising directly or indirectly out of or in any way connected with this Lease or any of its provisions, the Tenant's use or occupancy of said premises and/or any claim for personal injury or property damage including, without limitation, any action to rescind or cancel this Lease, and any claim or defense asserting that this Lease was fraudulently induced or is otherwise void or voidable.  It is intended that said waiver shall apply to any and all defenses, rights and/or counterclaims in any action or proceeding at law or in equity.  This waiver is a material inducement for Landlord and Tenant to enter into this Lease.

SECTION 57.	LEASEHOLD FINANCING

(a)           Tenant's Financing Rights.  Landlord acknowledges and agrees that Tenant may from time to time during the term, without the consent of Landlord, mortgage or otherwise finance and encumber, whether by leasehold deed of trust or mortgage, collateral assignment of this Lease, lease/sublease-back, and/or assignment/leaseback, any and/or all of its leasehold estate hereunder, and property and rights in and to the demised premises granted to it under this Lease, as security for the payment of an indebtedness (any and all of which are herein referred to as a "Leasehold Mortgage" and the holder thereof is herein referred to as "Leasehold Mortgagee").  Any such Leasehold Mortgage shall be a lien only upon Tenant's leasehold estate hereunder and Tenant's interests in this Lease. Leasehold Mortgagee or its assigns may enforce such Leasehold Mortgage and acquire title to the leasehold estate and Tenant's interest in the demised premises in any lawful way, and in connection therewith Leasehold Mortgagee may take possession of and rent the demised premises.

(b)           Cooperation with Leasehold Mortgagee. Tenant shall notify Landlord (and any Fee Mortgagee, as hereinafter defined in Section 57(c) below), in the manner hereinafter provided for the giving of notice, of the execution of such Leasehold Mortgage and the name and place for service of notice upon Leasehold Mortgagee.  Upon such notification of Landlord that Tenant has entered into a Leasehold Mortgage, Landlord hereby agrees for the benefit of such Leasehold Mortgagee, and upon written request by Tenant, to execute and deliver to Tenant and Leasehold Mortgagee a commercially reasonable “Landlord’s Agreement” whereby Landlord agrees to recognize the interest of Leasehold Mortgagee thereunder.  In addition, Landlord does hereby waive any statutory lien of Landlord in Tenant’s present and after-acquired assets, including among other things, Tenant’s inventory and equipment.  To evidence such waiver for the benefit of a lender of Tenant, Landlord agrees to execute and deliver to Tenant and such lender a commercially reasonable “Landlord’s Waiver” whereby Landlord agrees to waive any lien on Tenant’s assets including its inventory and equipment.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

Signed and Acknowledged in the presence of:		LANDLORD:

KIMSCHOTT FACTORIA MALL L.L.C.,
a Delaware limited liability company

		By:	Kimco Factoria 1188, Inc.,
a Delaware corporation,
		Its:	Member

		By:	/s/Michael J. Flynn
/s/ Betty Ann Lopinto		Name:	Michael J. Flynn
Print Name:	Betty Ann Lopinto	Title:	President
/s/ Christine Boecklin
Print Name:	Christine Boecklin

TENANT:
DSW INC.,
an Ohio corporation

/s/Jeffrey P. Meena		By:	/s/William Jordan
Print Name:	Jeffrey P. Meena	Name:	William Jordan
/s/Melinda Holmes		Its:	VP & General Counsel
Print Name:	Melinda Holmes